LOAN AND SECURITY AGREEMENT

                                by and among

                                 JII, INC.,
                                as Borrower,



                 CONGRESS FINANCIAL CORPORATION (CENTRAL),
                                 as Agent,

                         FIRST UNION NATIONAL BANK,
                                as a Lender,

                                    and

      THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
                                 as Lenders


                           Dated: August 16, 2001

                             TABLE OF CONTENTS
                                                                           Page

SECTION 1.   DEFINITIONS.....................................................1


SECTION 2.   CREDIT FACILITIES..............................................28

   2.1   Revolving Loans....................................................28
   2.2   Letter of Credit Accommodations....................................29
   2.3   Commitments........................................................33
   2.4   Availability Reserves..............................................33

SECTION 3.   INTEREST AND FEES..............................................34

   3.1   Interest...........................................................34
   3.2   Other Fees.........................................................35
   3.3   Changes in Laws and Increased Costs of Loans.......................35

SECTION 4.   CONDITIONS PRECEDENT...........................................37

   4.1   Conditions Precedent to Initial Loans and Letter
           of Credit Accommodations.........................................37
   4.2   Conditions Precedent to All Loans and Letter of
           Credit Accommodations............................................37

SECTION 5.   GRANT OF SECURITY INTEREST.....................................38


SECTION 6.   COLLECTION AND ADMINISTRATION..................................39

   6.1   Loan Accounts and Intercompany Loan Accounts.......................39
   6.2   Statements.........................................................40
   6.3   Collection of Accounts.............................................40
   6.4   Payments...........................................................42
   6.5   Authorization to Make Loans........................................43
   6.6   Use of Proceeds....................................................43
   6.7   Pro Rata Treatment.................................................43
   6.8   Sharing of Payments, Etc...........................................44
   6.9   Settlement Procedures..............................................45
   6.10  Taxes..............................................................47
   6.11  Application of Payments............................................49

SECTION 7.   COLLATERAL REPORTING AND COVENANTS.............................49

   7.1   Collateral Reporting...............................................49
   7.2   Accounts Covenants.................................................50
   7.3   Inventory Covenants................................................52
   7.4   Equipment and Real Property Covenants..............................53
   7.5   Power of Attorney..................................................54
   7.6   Right to Cure......................................................55
   7.7   Access to Premises.................................................55



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

SECTION 8.   REPRESENTATIONS AND WARRANTIES.................................55

   8.1   Corporate Existence, Power and Authority; Subsidiaries.............56
   8.2   Financial Statements; No Material Adverse Change...................56
   8.3   Chief Executive Office; Collateral Locations.......................56
   8.4   Priority of Liens; Title to Properties.............................56
   8.5   Tax Returns........................................................57
   8.6   Litigation.........................................................57
   8.7   Compliance with Other Agreements and Applicable Laws...............57
   8.8   Environmental Compliance...........................................58
   8.9   Employee Benefits..................................................58
   8.10  Bank Accounts......................................................60
   8.11  Intellectual Property..............................................60
   8.12  Capitalization.....................................................61
   8.13  Labor Disputes.....................................................61
   8.14  Corporate Name; Prior Transactions.................................61
   8.15  Restrictions on Restricted Subsidiaries............................62
   8.16  Material Contracts.................................................62
   8.17  Status of Parent, Borrower and Intermediate Holding Companies......62
   8.18  Non-Restricted Subsidiaries........................................62
   8.19  Accuracy and Completeness of Information...........................62
   8.20  Survival of Warranties; Cumulative.................................62

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS.............................63

   9.1   Maintenance of Existence...........................................63
   9.2   New Collateral Locations...........................................63
   9.3   Compliance with Laws, Regulations, Etc.............................63
   9.4   Payment of Taxes and Claims........................................65
   9.5   Insurance..........................................................65
   9.6   Financial Statements and Other Information.........................66
   9.7   Sale of Assets, Consolidation, Merger, Amalgamations,
           Dissolution, Etc.................................................67
   9.8   Encumbrances.......................................................70
   9.9   Indebtedness.......................................................72
   9.10  Loans, Investments, Guarantees, Etc................................74
   9.11  Dividends and Redemptions..........................................76
   9.12  Transactions with Affiliates; Management Fees......................76
   9.13  Additional Bank Accounts...........................................77
   9.14  Compliance with ERISA and Operation of Canadian
           Pension Plans....................................................77
   9.15  End of Fiscal Years; Fiscal Quarters...............................78
   9.16  Change in Business.................................................78
   9.17  No Amendments......................................................78
   9.18  Pre-Tax Net Income.................................................79
   9.19  Fixed Charge Coverage Ratio........................................79
   9.20  Costs and Expenses.................................................79
   9.21  Applications under CCAA............................................80
   9.22  Material Adverse Effect............................................80
   9.23  Further Assurances.................................................81

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES.................................81

   10.1  Events of Default..................................................81
   10.2  Remedies...........................................................83



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

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW...85

   11.1  Governing Law; Choice of Forum; Service of Process; Jury
           Trial Waiver.....................................................85
   11.2  Waiver of Notices..................................................87
   11.3  Amendments and Waivers.............................................87
   11.4  Waiver of Counterclaims............................................88
   11.5  Indemnification....................................................88

SECTION 12.  THE AGENT......................................................89

   12.1  Appointment, Powers and Immunities.................................89
   12.2  Reliance by Agent..................................................89
   12.3  Events of Default..................................................89
   12.4  Congress in its Individual Capacity................................90
   12.5  Indemnification....................................................90
   12.6  Non-Reliance on Agent and Other Lenders............................91
   12.7  Failure to Act.....................................................91
   12.8  Additional Loans...................................................91
   12.9  Concerning the Collateral and the Related
           Financing Agreements.............................................92
   12.10 Field Audit, Examination Reports and other Information;
           Disclaimer by Lenders............................................92
   12.11 Collateral Matters.................................................92
   12.12 Agency for Perfection..............................................94
   12.13 Successor Agent....................................................94

SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS...............................95

   13.1  Term...............................................................95
   13.2  Interpretative Provisions..........................................96
   13.3  Notices............................................................98
   13.4  Partial Invalidity.................................................99
   13.5  Confidentiality....................................................99
   13.6  Successors........................................................100
   13.7  Assignments; Participations.......................................100
   13.8  Entire Agreement..................................................103
   13.9  Counterparts......................................................104
   13.10 Judgment Currency.................................................104





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


                                  INDEX TO
                           EXHIBITS AND SCHEDULES


       Exhibit A                 Form of Assignment and Acceptance

       Exhibit B                 Form of Borrowing Base Certificate

       Exhibit C                 Information Certificate

       Exhibit D                 Form of Compliance Certificate

       Exhibit E                 Form of Subscription Agreement

       Exhibit F                 Form of Subordinated Note

       Schedule 1.86             Operating Companies

       Schedule 2                Loan Commitments

       Schedule 4.1              Closing Documents

       Schedule 8.6              Litigation

       Schedule 8.8              Environmental Matters

       Schedule 8.10             Bank Accounts

       Schedule 8.11             Licensed Intellectual Property

       Schedule 8.13             Labor Matters

       Schedule 8.15             Restrictions on Restricted Subsidiaries

       Schedule 8.16             Material Contracts

       Schedule 9.8              Existing Liens

       Schedule 9.9              Existing Indebtedness

       Schedule 9.12             Professional Agreements

                        LOAN AND SECURITY AGREEMENT
                        ---------------------------

         This Loan and Security Agreement dated August 16, 2001 is entered into by and among JII, Inc., a Delaware corporation ("Borrower"), First Union National Bank, as a lender, the other financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (together with First Union National Bank, each individually, a "Lender" and collectively, "Lenders"), and Congress Financial Corporation (Central), an Illinois corporation, in its capacity as agent for Lenders (in such capacity, "Agent").

                            W I T N E S S E T H:
                            - - - - - - - - - -

         WHEREAS, Borrower and certain of its Restricted Subsidiaries are obligated to certain financial institutions under certain revolving credit loan facilities;

         WHEREAS, Borrower and its Restricted Subsidiaries have requested that Agent and Lenders enter into revolving loan financing arrangements with Borrower and such Restricted Subsidiaries to refinance such revolving credit loan facilities and to provide Borrower with additional financial accommodations for its corporate and other purposes (including the financing of Restricted Subsidiaries) as more fully described herein; and

         WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrower on a pro rata basis according to its Commitments (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS
             -----------
         For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean, with respect to any Person, all of such Person's present and future rights to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

     1.2 "Acquisition" shall mean any transaction resulting in the acquisition by Borrower or a Restricted Subsidiary of (a) all or substantially all of the assets of a Person or of any business or division of a Person or (b) more than 50% of the Capital Stock of a Person (but excluding any acquisition of a Person consisting of the formation of such Person by Borrower or such Restricted Subsidiary).

     1.3 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by
(b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.
For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.4 "Affiliate" shall mean, with respect to a specified Person, any other Person (a) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such specified Person, (b) which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or other equity interest of such specified Person, (c) of which ten (10%) percent or more of the Voting Stock or other equity interest is beneficially owned or held by such specified Person or a Restricted Subsidiary of such specified Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of Voting Stock or by contract or otherwise.

     1.5 "Affiliate Subordination Agreement" shall mean that certain Affiliate Subordination Agreement dated as of the date hereof among the Credit
Parties and Agent, as amended, supplemented or otherwise modified from time to time.

     1.6 "Agent" shall mean Congress Financial Corporation (Central), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

     1.7 "Agreement" shall mean this Loan and Security Agreement, as amended, restated or otherwise modified from time to time.

     1.8 "Applicable Margin" shall mean, at any time, as to the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans, the applicable percentage
(on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

      Quarterly Average         Applicable Margin for    Applicable Margin for
     Excess Availability           Prime Rate Loans      Eurodollar Rate Loans
     -------------------        ---------------------    ---------------------
(a)   $50,000,000 or more                .05%                    2.35%

(b)   Greater than or equal              .05%                    2.55%
      to $25,000,000 and less
      than $50,000,000

(c)   Greater than or equal              .30%                    2.80%
      to $10,000,000 and less
      than $25,000,000

(d)   Less than $10,000,000              .55%                    3.05%


provided, that, the Applicable Margin shall be calculated and established after the end of each fiscal quarter in accordance with the definition of "Interest Rate," commencing with the fiscal quarter ending on or about December 31, 2001 (which fiscal quarter reflects the earliest full fiscal quarter for which Quarterly Average Excess Availability can be calculated).

     1.9 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.7 hereof.

     1.10 "Average Excess Availability" shall mean, for any calendar month, the average amount of Excess Availability for each day in such month.

     1.11 "Bond Documents" shall mean, collectively, (i) the Indenture dated as of July 25, 1997 between the Parent and First Trust National Association, as trustee, pertaining to the Parent's 103% Senior Notes due 2007,
(ii) the Indenture dated as of March 22, 1999 between the Parent and U.S. Bank Trust National Association, as trustee, pertaining to the Parent's
103% Senior Notes due 2007, (iii) the Indenture dated as of April 2,
1997 between the Parent and First Trust National Association, as trustee, pertaining to the Parent's 11-3/4% Subordinated Discount Debentures due 2009, in each case above, as amended, modified, supplemented, restated, refinanced or replaced from time to time.

     1.12 "Borrowing Base" shall mean, at any time, the sum of each Operating Company's Revolving Borrowing Limit at such time. As used herein, the term "Revolving Borrowing Limit" shall mean, with respect to any Operating
Company at any time, the lesser of (a) any Senior Indebtedness Cap applicable to such Operating Company at such time, (b) such Operating Company's Intercompany Loan Balance at such time or (c) the amount equal to:

               (i) the sum of (A) up to eighty-five (85%) percent of the Net Amount of such Operating Company's Eligible Accounts at such time plus
(B) up to sixty-five percent (65%) of the Net Amount of such Operating Company's Eligible Bill and Hold Accounts at such time, plus

               (ii) the lesser of (A) up to sixty-five percent (65%) of the Value of such Operating Company's Eligible Inventory at such time or
(B) up to eighty-five percent (85%) of the Net Orderly Liquidation Value of such Operating Company's Eligible Inventory at such time; provided that the aggregate amount to be included in the Borrowing Base pursuant to this clause (ii) with respect to all Restricted Subsidiaries cannot exceed the Inventory Loan Limit, plus

               (iii) from and after the Fixed Asset Funding Date, the lesser of (A) sixty percent (60%) of the appraised fair market value of Eligible Real Property Related Interests at such time or (B) the Real Property Loan Limit at such time, as adjusted from time to time pursuant to Section
2.1(d) hereof; plus

               (iv) from and after the Fixed Asset Funding Date, the lesser of (A) one hundred percent (100%) of the Net Forced Liquidation Value of Eligible Equipment at such time or (B) the Equipment Loan Limit at such time, as adjusted from time to time pursuant to Section 2.1(e) hereof; minus

               (v)  Reserves applicable to such Operating Company.

For purposes only of applying the Inventory Loan Limit under clause (b)(ii) above, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value or Net Orderly Liquidation Value, as applicable, of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory shall, at Agent's option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of each Operating Company or the perpetual inventory record maintained by such Operating Company.

     1.13 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto when required) in a manner acceptable to Agent and executed by the chief financial officer or other appropriate financial officer of the Borrower and delivered to Agent.

     1.14 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the States of Illinois, New York, or North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     1.15 "Canadian Guarantors" means Deflecto Canada Ltd., Instachange Displays Limited and any other Restricted Subsidiary formed under the laws of Canada or any province of Canada and their respective successors and assigns.

     1.16 "Canadian Payment Account" shall have the meaning set forth in
Section 6.3(a) hereof.

     1.17 "Canadian Pension Plans" shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a province thereof, whether or not registered under any such laws, which is sponsored, maintained or funded, in whole or part, by, or to which there is or may be an obligation to contribute by, any Credit Party in respect of any Person's employment in Canada with any Credit Party.

     1.18 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

     1.19 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

     1.20 "Change of Control" shall mean (a) unless permitted under
Section 9.7 hereof, the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower or any Obligor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) unless permitted under Section 9.7 hereof, the liquidation or dissolution of Borrower or any Obligor or the adoption of a plan by the stockholders of Borrower or any Obligor relating to the dissolution or liquidation of Borrower or any Obligor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Parent; or (d) unless permitted under Section 9.7 hereof, the failure of Parent to own all of the Capital Stock of Borrower or the failure of Borrower or any Restricted Subsidiary to own at least the same percentage of Capital Stock of the Restricted Subsidiaries as set forth in the

Information Certificate; provided that each Restricted Subsidiary may issue additional shares of Capital Stock to Persons other than the Credit Party holding the Capital Stock of such Restricted Subsidiary as set forth in the Information Certificate so long as (i) such Persons execute a subscription agreement substantially in the form of Exhibit E hereto, (ii) the aggregate amount of additional shares of Capital Stock issued by such Restricted Subsidiary after the date hereof does not exceed fifteen percent (15%) of the issued and outstanding shares of Capital Stock of such Restricted Subsidiary on the date hereof and (iii) after giving effect to any such issuance of Capital Stock by a Restricted Subsidiary to third Persons, more than fifty percent (50%) of the issued and outstanding Capital Stock and Voting Stock of such Restricted Subsidiary remains pledged to Agent pursuant to the Pledge Agreement dated as of the date hereof among Agent and the "Pledgors" named therein, as amended, supplemented or otherwise modified from time to time.

     1.21 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.22 "Collateral" shall mean all of the property of Borrower described in
Section 5 hereof, together with all other real or personal property of any Obligor or any other Person upon which Agent now or hereafter holds a lien to secure repayment of any of the Obligations. As of the date hereof, Parent has not granted, and is not committed to grant, any liens on its assets to secure repayment of any of the Obligations.

     1.23 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to or for the benefit of any Operating Company, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral (including any processor) or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee, processor or other person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee, processor or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee, processor or other person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and in the case of any person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for Agent and to follow all instructions of Agent with respect thereto.

     1.24 "Commitments" shall mean, as to any Lender, the aggregate commitment of such Lender to make Revolving Loans or incur Letter of Credit Obligations in the maximum principal amount set forth on Schedule 2 hereto next to such Lender's name or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as such amount may be adjusted, if at all, in accordance with this Agreement.

     1.25 "Concentration Account" shall have the meaning set forth in
Section 6.3(a) hereof.

     1.26 "Congress" shall mean Congress Financial Corporation (Central), an Illinois corporation, in its individual capacity, and its successors and assigns.

     1.27 "Credit Facility" shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1, 2.2 and 2.3 hereof.

     1.28 "Credit Party" shall mean Parent, Borrower and each of Borrower's Restricted Subsidiaries.

     1.29 "Defaulting Lender" shall have the meaning set forth in Section 6.9 hereof.

     1.30 "Depository Account" shall have the meaning set forth in
Section 6.3(a) hereof.

     1.31 "EBITDA" shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated Pro-Forma Basis for any fiscal period, (a) consolidated net income for such period plus (b) an amount which, in the determination of such consolidated net income, has been deducted for (i) Interest Expense, (ii) depreciation, (iii) amortization of all intangible assets (including but not limited to inventory write-ups, goodwill, debt and financing costs and incentive arrangements), (iv) provisions for federal, state, local and foreign income, value added and similar taxes;
(v) the aggregate amount of non-capitalized transaction costs and restructuring charges incurred in connection with financings or acquisitions (including, but not limited to, financing and refinancing fees), (vi) all other non-cash charges (including, but not limited to, any charges relating to purchase accounting adjustments and, without duplication, non-cash charges in respect of incentive arrangements), (vii) any extraordinary or non-recurring charge or expense arising out of the implementation of Statement of Financial Accounting Standards Nos. 106 or
109, (viii) any other non-cash item of expense or loss and (ix) the cash portion of any extraordinary or one-time gain including, without limitation, from the sale of assets or stock, but only to the extent such gain is not reflected in the consolidated net income of Borrower for the period in which such gain occurred, minus (c) extraordinary or one-time non-cash gains, all calculated in accordance with GAAP.

     1.32 "Eligible Accounts" shall mean Accounts created by an Operating Company which are and continue to be acceptable to Agent based on the criteria set forth below. In general, such Accounts shall be Eligible Accounts if:

          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Operating Company or rendition of services by such Operating Company in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto; provided, that delivery of any goods in respect of an Account shall not be required to qualify as an Eligible Account if such Account arises under bill and hold terms for which Agent is satisfied that the account debtor purchasing such goods has acknowledged in writing to the satisfaction of Agent that such account debtor (i) has accepted and taken title to such goods and (ii) is obligated on such Account notwithstanding the fact that such goods have not been delivered;

          (b) such Accounts are not unpaid more than (i) sixty (60) days after the original due date thereof, (ii) ninety (90) days after the date of the original invoice for them (for accounts with stated terms of less than sixty (60) days), (iii) one hundred twenty (120) days after the date of the original invoice for them (for accounts with stated terms of at least sixty (60) days but less than ninety (90) days or (iv) one hundred fifty (150) days after the date of the original invoice for them (for accounts with stated terms of ninety (90) days or more);

          (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

          (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

          (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada, or, at Agent's option, if either: (i) the account debtor has delivered to such Operating Company an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof has acknowledged in writing the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

          (f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Operating Company's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Operating Company to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

          (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

          (i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

          (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with such Operating Company directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

          (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, Canada, any state, province, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America or Canada, any state, province, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada), as amended or any similar state, provincial or local law, if applicable, has been complied with in a manner satisfactory to Agent;

          (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might evidence or result in any material adverse change in any such account debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

          (m) such Accounts owing by a single account debtor or its Affiliates to any Operating Company do not constitute more than twenty percent (20%) of the aggregate amount of all otherwise Eligible Accounts of such Operating Company (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts); provided that such percentage shall be increased to forty percent (40%) to reflect Accounts owing by Chrysler or Ford to Alma Products I, Inc. and Accounts owing by Home Depot to Deflecto Corporation.

          (n) such Accounts are not owed by an account debtor who has Accounts unpaid pursuant to any criteria set forth in clause (b) of this definition the aggregate of which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

          (o) such Accounts are owed by account debtors whose total indebtedness to such Operating Company and its Affiliates does not exceed the credit limit with respect to such account debtors as determined by Agent from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

          (p) such Accounts are owed by account debtors deemed creditworthy at all times by Agent, as determined by Agent.

General criteria for Eligible Accounts may be established and revised from time to time by Agent in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.33 "Eligible Bill and Hold Accounts" shall mean any Account arising under bill and hold terms which otherwise satisfies all the criteria in the definition of "Eligible Accounts" but for which the account debtor obligated thereon has not provided Agent a written acknowledgment satisfactory to Agent as to the matters set forth in clause (a) of the definition of "Eligible Accounts."

     1.34 "Eligible Equipment" shall mean Equipment of any or all Operating Companies which (a) have been appraised by an appraiser acceptable to Agent and which appraisals are satisfactory to Agent as to form, scope and methodology, (b) do not consist of fixtures, (c) are not leased, worn-out or obsolete, (d) are subject to the first priority, valid and perfected security interest of Agent and are subject to no other junior liens except as permitted under Sections 9.8(b), (c), (g) and (l), (e) are located on properties which are owned by such Operating Companies or as to which the lessor of any such property has executed a Collateral Access Agreement in favor of Agent and (f) are otherwise acceptable to Agent for inclusion in the Borrowing Base.

     1.35 "Eligible Inventory" shall mean Inventory of an Operating
Company consisting of finished goods held for resale in the ordinary course of the business of such Operating Company, raw materials of such Operating Company for such finished goods and, in the case of JII Promotions, Inc. and Valmark Industries, Inc., work in process, in each case which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include:

          (a) work in process for all Operating Companies other than JII Promotions and Valmark Industries, Inc.;

          (b) components which are not part of finished goods;

          (c) spare parts for equipment;

          (d) packaging and shipping materials;

          (e) supplies used or consumed in such Operating Company's business;

          (f) Inventory of such Operating Company at premises other than those owned and controlled by such Operating Company, except any Inventory which would otherwise be deemed Eligible Inventory at locations in the United
States of America or Canada which are not owned and operated by such Operating Company may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by such Operating Company so long as no Trigger Event exists or, if a Trigger Event exists, so long as Agent shall have received a Collateral Access Agreement from the owner and lessor of such location at which there is more than $500,000 of Inventory, duly authorized, executed and delivered by such owner and lessor, and (ii) as to locations owned and operated by a third person, if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator and, in addition, if required by Agent: (A) UCC-1 and PPSA financing statements between the owner and operator, as consignee or bailee and such Operating Company, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (B) a written notice from such Operating Company and the Agent to, and acknowledged by, the owner and operator disclosing the first priority security interest in such Inventory of Agent (except, that, in the event
Agent does not receive a Collateral Access Agreement as to any location leased by such Operating Company or any location owned and operated by a third party as required above, Agent may, at its option, consider such Inventory at the location to be Eligible Inventory, provided, that, without limiting any other rights and remedies of Agent with respect to the establishment of Reserves or otherwise, Agent may at any time establish Reserves in respect of amounts at any time payable by such Operating
Company to the owner, lessor or third party operator of such location, as the case may be);

          (g) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement;

          (h) bill and hold goods;

          (i) unserviceable, obsolete or slow moving Inventory;

          (j) Inventory which is not subject to the first priority, valid and perfected security interest of Agent;

          (k) returned, damaged and/or defective Inventory; and

          (l) Inventory purchased or sold on consignment.

General criteria for Eligible Inventory may be established and revised from time to time by Agent in good faith based. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.36 "Eligible Real Property Related Interests" shall mean the Real Property Related Interests of any or all Operating Companies which (a) have been appraised by an appraiser acceptable to Agent and which appraisals are satisfactory to Agent as to form, scope and methodology, (b) are subject to the first priority, valid and perfected security interest of Agent and are subject to no other liens except as permitted under Section 9.8(d) and junior liens under Sections 9.8(b), (c) and (l) and for which Agent has received satisfactory local counsel opinions relating to enforceability, perfection and related matters as Agent and its counsel may require, (c) have undergone environmental audits (except for the Real Property Related Interests of Rolite Plastics, Inc. located at 5609 Gundy Drive in Midvale, Ohio and the Real Property Related Interests of Alma Products I, Inc. located at 727 Superior Street in Alma, Michigan) conducted by an environmental engineer acceptable to Agent and satisfactory as to form, scope and methodology and which audits confirm to the satisfaction of Agent and its counsel that (i) each applicable Operating Company is in compliance with all applicable Environmental Laws pertinent to the parcel or parcels of real property comprising such Eligible Real Property Related Interest in all material respects and (ii) there is no material liability, contingent or actual, of any such Operating Companies for any remedial action with respect to any environmental condition not otherwise insured to the satisfaction of Agent or for which appropriate reserves have been established to the satisfaction of Agent and (d) are otherwise acceptable to Agent for inclusion in the Borrowing Base. In addition, no Real Property Related Interest shall be deemed eligible unless all the agreements, documents, instruments, certificates, information and records listed in
Part II of Schedule 4.1 with respect to such Real Property Related Interest, together with any other agreements, documents, instruments or certificates in respect thereof as Agent may require, shall have been executed and/or delivered to Agent in form and substance satisfactory to Agent.

     1.37 "Eligible Transferee" shall mean (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Act of 1933) approved by Agent; provided, that, no Credit Party or any Affiliate of any Credit Party shall qualify as an Eligible Transferee.

     1.38 "Environmental Laws" shall mean all foreign, Federal, state, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Credit Party and any Governmental Authority or that are applicable to any Credit Party, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, the Canadian Environmental Protection Act of 1999, (ii) applicable foreign, provincial and state counterparts to such laws, including, but not limited to, the Natural Resources and Environmental Protection Act, MCLA 324.101 et seq. and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

     1.39 "Equipment" shall mean, with respect to any Person, all of such Person's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.40 "Equipment Loan Limit" shall mean an amount determined by Agent on the Fixed Asset Funding Date, not to exceed $7,839,000, which amount shall be reduced from time to time pursuant to Section 2.1(d) hereof.

     1.41 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

     1.42 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower, any other Credit Party or any of their respective Restricted Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.43 "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan for which the reporting has not been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the filing of a notice of intent to terminate in a distress termination under Section 4041(c) of ERISA, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA with respect to any Plan, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (f) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; and (g) the imposition of liability in excess of $1,000,000 under Title IV of ERISA, other than the Pension
Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

     1.44 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference
Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Agent) on or about 9:00 a.m. (Chicago time) three (3) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     1.45 "Eurodollar Rate Loan" shall mean a Loan or any portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.46 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.47 "Excess Availability" shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (after giving effect to the repayments received by Agent in respect of the Obligations on such date), plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Restricted Subsidiaries which are outstanding more than sixty (60) days after the original due date thereof.

     1.48 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

     1.49 "Fee Letter" shall mean the letter agreement, dated of even date herewith, by and among Borrower and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.50 "Financing Agreements" shall mean, collectively, this Agreement, all Hedging Agreements and all notes, guarantees, security agreements, pledge agreements, mortgages and other agreements, documents, instruments and financing statements now or at any time hereafter executed and/or delivered by any Credit Party or any other Person in connection with this Agreement and any Hedging Agreement with a Lender as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed or replaced from time to time.

     1.51 "Fixed Asset Funding Date" shall mean the date on which all the agreements, documents, instruments, certificates and information set forth in Part II of Schedule 4.1 have been executed and/or delivered, in form and substance satisfactory to Agent (unless waived by Agent in writing).

     1.52 "Fixed Charge Coverage Ratio" shall mean, with respect to Borrower and its Restricted Subsidiaries on a consolidated Pro-Forma Basis for any fiscal period, the ratio of EBITDA to Fixed Charges.

     1.53 "Fixed Charges" shall mean, with respect to Borrower and its Restricted Subsidiaries on a consolidated Pro-Forma Basis for any fiscal period, (a) the aggregate of all Interest Expense payable in cash for such period, plus (b) principal payments, lease payments, reimbursement obligations and redemption obligations, whether paid or accrued, of Indebtedness which were originally scheduled to be paid during such period, plus (c) the cash portion of any capital expenditures, whether paid or accrued and determined in accordance with GAAP, made during such period (to the extent not already included in clause (b) above), plus (d) payments under the Tax Sharing Agreement and any management or consulting agreements, whether paid or accrued, which were originally scheduled to be paid during such period, plus (e) dividends paid by Borrower during such period. In calculating the amount of Fixed Charges for any fiscal period, any amounts accrued and owing by any Credit Party to any of its Affiliates pursuant to the preceding sentence shall be excluded from the calculation of Fixed Charges.

     1.54 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied and, with respect to the Canadian Guarantors, shall mean generally accepted accounting principles in Canada as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.18 and 9.19 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Agent prior to the date hereof.

     1.55 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     1.56 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

     1.57 "Hedging Agreement" means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices, in each case entered into by Borrower or a Restricted Subsidiary as a party and First Union National Bank as a counterparty or upon Borrower's request, and Agent's consent (not to be unreasonably withheld) such other Lender party hereto may act as a counterparty to any such Hedging Agreement

     1.58 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person, except to the extent that the terms of such redeemable preferred stock, Capital Stock or other equity securities provide that cumulative dividends or other amounts payable thereunder are deferred and/or that any other obligations thereunder are not payable, in each case, during the term of this Agreement by such Person by virtue of prohibitions therein or by virtue of prohibitions under other agreements or instruments binding on such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; and (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person; provided, that for purposes of determining the amount of Indebtedness that constitutes Indebtedness of such Person solely by reason of this clause (g), the amount thereof shall be limited to the greater of the book value or the fair market value of the assets of such Person securing such other Person's Indebtedness so long as there is no further recourse to such Person (beyond the assets pledged as security).

     1.59 "Information Certificate" shall mean the Information Certificate of Parent and Borrower constituting Exhibit C hereto containing material information with respect to the Credit Parties and their respective businesses and assets provided by Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.60 "Intellectual Property" shall mean, with respect to any Person, all of such Person's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

     1.61 "Intercompany Loan Agreement" shall mean that certain Intercompany Loan and Security Agreement dated as of the date hereof among Congress Financial Corporation (Central), as intercompany collateral agent for the Lending Companies named therein, the Borrower, the Restricted Subsidiaries and the Non-Restricted Subsidiaries named therein, as amended, supplemented or otherwise modified from time to time.

     1.62 "Intercompany Loan Balance" shall mean, with respect to any Operating Company or any Intermediate Holding Company as of any date of determination, such Person's outstanding balance of Intercompany Loans as of such date, giving effect to any Intercompany Loan made with proceeds of Loans advanced to Borrower hereunder so long as such Intercompany Loan is made immediately after Borrower's receipt of such Loan proceeds but in no event later than the same Business Day on which Borrower received such Loan proceeds. In calculating the Intercompany Loan Balance as of any date, Agent may base such calculation on the Intercompany Loan Balance figures set forth in the most recent Borrowing Base Certificate and/or such other financial information and records provided by Borrower to Agent as Agent deems reliable and accurate.

     1.63 "Intercompany Loans" shall mean any secured intercompany loans advanced by (a) Borrower to any Intermediate Holding Company or Operating Company, (b) an Intermediate Holding Company to any Operating Company or
(c) an Operating Company to any other Operating Company that is a direct Subsidiary of such Operating Company, in each case which is subordinated to the Obligations pursuant to the Affiliate Subordination Agreement and evidenced by the Intercompany Loan Agreement and a subordinated promissory note that has been pledged to Agent (along with an assignment of the security therefore) as security for the Obligations and is on terms and conditions acceptable to Agent; provided that (i) with respect to any Intercompany Loan advanced pursuant to clause (c) above, such lending Operating Company has a corresponding Intercompany Loan payable to an Intermediate Holding Company or the Borrower on the same terms and conditions as such Intercompany Loan advanced by such lending Operating Company for at least the same amount and (ii) with respect to any Intercompany Loan advanced by an Intermediate Holding Company to an Operating Company such Intermediate Holding Company has a corresponding Intercompany Loan payable to Borrower on the same terms and conditions as such Intercompany Loan advanced by such Intermediate Holding Company for at least the same amount.

     1.64 "Interest Expense" shall mean, with respect to Borrower and its Restricted Subsidiaries on a consolidated basis for any fiscal period, interest expense (whether cash or non-cash) of such Persons determined in accordance with GAAP for the relevant period ended on such date.

     1.65 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.66 "Interest Rate" shall mean,

          (a) Subject to clauses (b) and (c) of this definition below:

               (i) as to Prime Rate Loans, a rate equal to .05% per annum in excess of the Prime Rate,

               (ii) as to Eurodollar Rate Loans, a rate equal to 2.55% per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Agent of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower), and

          (b) Subject to clause (c) of this definition below, effective as of the first (1st) Business Day of the second month of each fiscal quarter, after the fiscal quarter ending on or about December 31, 2001, the Interest Rate payable by Borrower shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis in excess of the Prime Rate and
(ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate.

          (c) Notwithstanding anything to the contrary contained in clauses
(a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus two (2%) percent per annum, at Agent's option, after notice to Borrower, (i) for the period (A) from and after the effective date of termination hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and (ii) on Revolving Loans to Borrower at any time outstanding in excess of any limit set forth in Section 2.1(a) hereof (whether or not such excess(es) arise or are made with or without Agent's or any Lender's knowledge or consent and whether made before or after an Event of Default).

     1.67 "Intermediate Holding Company" shall mean each of Jordan Automotive Aftermarket, Inc., Jordan Specialty Plastics, Inc., SPL Holdings, Inc., any other Restricted Subsidiary of Borrower which is not an Operating Company but which owns (either individually or collectively with other Restricted Subsidiaries) over fifty percent (50%) of the Voting Stock of an Operating Company, and each of their respective permitted successors and permitted assigns.

     1.68 "Inventory" shall mean, with respect to any Person, all of such Person's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Person as lessor; (b) are held by such Person for sale or lease or to be furnished under a contract of service; (c) are furnished by such Person under a contract of service; or
(d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

     1.69 "Inventory Loan Limit" shall mean $45,000,000.

     1.70 "Lenders" shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a "Lender".

     1.71 "License Agreements" shall have the meaning set forth in Section
8.11 hereof.

     1.72 "Letter of Credit Accommodations" shall mean, collectively, the letters of credit, merchandise purchase or other guaranties denominated in a currency acceptable to Agent which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or jointly for Borrower and any Operating Company or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Operating Company of its obligations to such issuer; sometimes being referred to herein individually as "Letter of Credit Accommodation." As used herein, the term "Letter of Credit Accommodations" shall refer to the US Dollar Amount of Letter of Credit Accommodations at any given time.

     1.73 "Letter of Credit Limit" shall mean $20,000,000.

     1.74 "Loans" shall mean the Revolving Loans.

     1.75 "Material Adverse Effect" shall mean (1) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (2) a material impairment of the ability of the Borrower and its Restricted Subsidiaries to perform their obligations under the Financing Agreements to which they are parties, which materially impairs the ability of the Borrower and its Restricted Subsidiaries to perform their obligations under the Financing Agreements, taken as a whole, or (3) a material impairment of the rights or benefits of the Lenders under any Financing Agreement which materially impairs the rights or benefits of the Lenders under the Financing Agreements, taken as a whole; provided, that for purposes of
Section 9.22 hereof, the term "Material Adverse Effect" shall have the meaning set forth in Section 9.22 hereof.

     1.76 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements or agreements governing Indebtedness), written or oral, of Borrower or any Restricted Subsidiary involving monetary liability of or to any Person in an amount in excess of $1,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements or agreements governing Indebtedness), whether written or oral, to which Borrower or any Restricted Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

     1.77 "Maturity Date" shall the meaning set forth in Section 13.1 hereof.

     1.78 "Maximum Credit" shall mean the amount of $110,000,000.

     1.79 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Credit Party or any ERISA Affiliate.

     1.80 "Net Amount" shall mean the gross amount of Eligible Accounts or Eligible Bill and Hold Accounts, as the context requires, less in each case
(a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto to the extent not already deducted in determining the gross amount of Eligible Accounts or Eligible Bill and Hold Accounts, as the context requires.

     1.81 "Net Forced Liquidation Value" shall mean, with respect to the Eligible Equipment of any Operating Company, the estimated net recovery value as determined by Agent based on the most recent equipment appraisal report performed by an appraiser acceptable to Agent which reflects the estimated gross cash value expected by the appraiser to be derived from a forced sale or disposition at a liquidation of such Eligible Equipment after deducting all costs, expenses and fees attributable to such sale or disposition, including, without limitation, all fees, costs and expenses of any liquidator(s) engaged to conduct such sale or disposition and all costs and expenses of removing and delivering the same to a purchaser.

     1.82 "Net Orderly Liquidation Value" shall mean, with respect to the Eligible Inventory of any Operating Company, the estimated net recovery value as determined by Agent based on the most recent Inventory appraisal report, as applicable, for such Operating Company performed by an appraiser acceptable to Agent which reflects the estimated net cash value expected by the appraiser to be derived from a sale or disposition at a liquidation or going-out-of-business sale of such Eligible Inventory after deducting all costs, expenses and fees attributable to such sale or disposition, including, without limitation, all fees, costs and expenses of any liquidator(s) engaged to conduct such sale or disposition and all costs and expenses of removing and delivering the same to a purchaser.

     1.83 "Non-Restricted Subsidiary" or "Non-Restricted Subsidiaries" shall mean each Subsidiary of Borrower that is not a Restricted Subsidiary.

     1.84 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower or any Obligor to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, in each case arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to Borrower or any other Obligor under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any Lender.

     1.85 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.86 "Operating Company" shall mean each of the Persons from time to time listed on Schedule 1.86 hereto, as such Schedule may be modified from time to time pursuant to Sections 9.7 and 9.10 hereof.

     1.87 "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

     1.88 "Parent" means Jordan Industries, Inc., an Illinois corporation, and its permitted successors and permitted assigns.

     1.89 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of
Section 13.7 of this Agreement governing participations and its successors and assigns.

     1.90 "Payment Accounts" shall mean the Canadian Payment Account and the US Payment Account.

     1.91 "Permits" shall have the meaning set forth in Section 8.7(b) hereof.

     1.92 "Permitted Dividends" shall mean that, notwithstanding the fact that a Trigger Event exists with respect to clause (b) of the definition thereof, Borrower may make dividend payments to Parent under Section 9.11 hereof during such Trigger Event to be used by Parent to make payments on Indebtedness incurred by Parent; provided that (a) at the time of making such dividend payment, Borrower shall have had Average Excess Availability for the immediately preceding calendar month of at least (i) $15,000,000 if the date on which such dividend payment is to be made is prior to the earlier to occur of (A) the Fixed Asset Funding Date or (B) the ninetieth
(90th) day after the date hereof or (ii) $20,000,000 if the date on which such dividend payment is to be made is after the earlier to occur of (A) the Fixed Asset Funding Date or (B) the ninetieth (90th) day after the date hereof; (b) at the time of making such dividend payment, no Event of Default shall exist or would result from the making of such payment; and
(c) after giving effect to such payment, Borrower shall have Excess Availability of at least the amount then in effect under clause (b) of the definition of "Trigger Event."

     1.93 "Permitted Payments" shall mean any payments permitted to be made under the terms of any agreement, document or instrument evidencing Indebtedness or obligations in respect of Professional Agreements permitted to be incurred pursuant to Sections 9.9 and 9.12 hereof, respectively; provided, that:

          (a) with respect to (i) Intercompany Loans and intercompany loans from Parent to Borrower permitted under Section 9.9(c) hereof and (ii) Professional Agreements among Parent and/or Affiliates of Parent entered into pursuant to Section 9.12 hereof, payments thereunder may only be made if permitted under the Affiliate Subordination Agreement;

          (b) with respect to (i) Indebtedness set forth on Schedule 9.9 hereto and (ii) Indebtedness incurred pursuant to Acquisitions under
Section 9.9(f) hereof, if a Trigger Event exists, only regularly scheduled payments in connection with such Indebtedness may be made in accordance with the terms of the agreements, documents or instruments evidencing or giving rise to such Indebtedness as in effect on the date such Trigger Event occurred after giving effect to any applicable subordination provisions or agreements; and

          (c) with respect to (i) Indebtedness issued to a seller of assets or stock pursuant to Section 9.9(h) hereof, (ii) Indebtedness consisting of earn-outs, deferred compensation and similar obligations pursuant to
Section 9.9(l) hereof and (iii) Indebtedness consisting of incentive arrangements described under Section 9.9(m) hereof, if a Trigger Event exists pursuant to clause (b) of the definition thereof, then only regularly scheduled payments in connection with such Indebtedness and Professional Agreement may be made in accordance with the terms of such Professional Agreement and the agreements, documents or instruments evidencing or giving rise to such Indebtedness as in effect on the date of such Trigger Event, after giving effect to any applicable subordination provisions or agreements; provided, further, that if a Trigger Event exists pursuant to clause (a) of the definition thereof, then no payments may be made in connection with the Indebtedness and Professional Agreements described under this clause (c).

     1.94 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter
S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.95 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA other than a Multiemployer Plan which any Credit Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.

     1.96 "PPSA" shall mean the Personal Property Security Act (Ontario), the Personal Property Security Act (Nova Scotia) and any other applicable Canadian or provincial personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

     1.97 "Pre-Tax Net Income" shall mean, with respect to Borrower and its Restricted Subsidiaries on a consolidated Pro-Forma Basis for any fiscal period, the aggregate income (or loss) for such period which shall be an amount equal to sales in such period less the aggregate of any and all items that are treated as expenses under GAAP (in respect of the types of expenses) (other than minority interest expense), excluding any deductions for taxes in such period and excluding extraordinary or one-time gains or losses (including the sales of Capital Stock or assets), all computed and calculated in accordance with GAAP and consistent with the calculations of "income before income taxes, minority interest, equity in earnings of affiliates, and extraordinary items" as provided to Agent in the consolidating monthly financial statements of the Operating Companies for the month ending June 30, 2001.

     1.98 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.99 "Prime Rate Loans" shall mean a Loan or any portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

     1.100 "Priority Payables Reserve" shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited to, claims for unremitted and accelerated rents, taxes, wages, workers' compensation obligations, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Agent, acting reasonably, considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier's right may have priority over the security interests, liens or charges securing the Obligations including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to
Section 81.1 of the Bankruptcy and Insolvency Act (Canada).

     1.101 "Professional Agreements" shall mean each of the management agreements, consulting agreements, transaction advisory agreements and other similar fee arrangements identified on Schedule 9.12 hereto (as such Schedule may be modified from time to time pursuant to Section 9.12 hereof), as each such agreement or arrangement may be amended, supplemented or otherwise modified from time to time as permitted under Section 9.17 hereof.

     1.102 "Pro-Forma Basis" means, for any period and for purposes of determining "EBITDA," "Pre-Tax Net Income" and the "Fixed Charge Coverage Ratio," that (i) consolidated sales or net income of any Person shall be calculated as if all businesses acquired or sold during such period had been acquired or sold on the first day of such period, (ii) Interest Expense, for purposes of computing Fixed Charges, shall be calculated on a pro-forma basis as if all Indebtedness created, incurred, issued, assumed or repaid during any period was created, incurred, issued, assumed or repaid on the first day of such period (and in making such pro-forma calculation, interest on any such Indebtedness at a variable rate shall be calculated using the rate in effect at the applicable period end), and
(iii) capital expenditures shall be calculated on a pro-forma basis to include all capital expenditures incurred during such period of all businesses acquired during such period and to exclude all capital expenditures incurred during such period of all businesses sold during such period.

     1.103 "Pro Rata Share" shall mean, with respect to all matters relating to any Lender, (a) with respect to Revolving Loans, the percentage obtained by dividing (i) the Commitments of that Lender by (ii) the Commitments of all Lenders, and (b) with respect to all Loans and Letter of Credit Accommodations on and after the date on which the Commitments have been terminated, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Letter of Credit Accommodations held by that Lender, by (ii) the outstanding principal balance of the Loans and Letter of Credit Accommodations held by all Lenders.

     1.104 "Quarterly Average Excess Availability" shall mean, at any time, the average amount of Excess Availability for each day in the immediately preceding fiscal quarter as calculated by Agent.

     1.105 "Real Property Loan Limit" shall mean an amount determined by agent on the Fixed Asset Funding Date, not to exceed $8,661,000, which amount shall be reduced from time to time pursuant to Section 2.1(d) hereof.

     1.106 "Real Property Related Interests" shall mean, with respect to any Person, all of such Person's now owned and hereafter acquired real property interests which are related to any real property of such Person, including leasehold interests, together with all buildings, structures, fixtures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

     1.107 "Receivables" shall mean, with respect to any Person: (a) all of such Person's Accounts; (b) all amounts at any time payable to such Person in respect of the sale or other disposition by such Person of any Account or other obligation for the payment of money; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account of such Person; (d) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to such Person or otherwise in favor of or delivered to such Person in connection with any Account; (e) all credit card receivables of such Person; or (f) all payment intangibles of such Person and all other contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to such Person, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Person or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Person) or otherwise associated with any Accounts, Inventory or general intangibles of such Person (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Person in connection with the termination of any employee benefit or pension plan and any other amounts payable to such Person from any employee benefit or pension plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Person is beneficiary).

     1.108 "Records" shall mean, with respect to any Person, all of such Person's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to such Person's Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Person with respect to the foregoing maintained with or by any other Person).

     1.109 "Reference Bank" shall mean First Union National Bank, or such other bank as Agent may from time to time designate.

     1.110 "Refinancing Indebtedness" shall have the meaning set forth in
Section 9.9(h) hereof.

     1.111 "Register" shall have the meaning set forth in Section 13.7 hereof.

     1.112 "Required Lenders" shall mean Lenders having (a) more than 66-2/3% of the Commitments of all Lenders or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of all Loans.

     1.113 "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish in good faith and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any other Restricted Subsidiary to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit

Accommodations as provided in Section 2.2 hereof or (d) to reflect Agent's estimate of the amount of any Priority Payables Reserve or (e) to reflect any risks determined by Agent to exist from the occurrence of a Material Adverse Effect pursuant to (and as defined in) Section 9.22 hereof or (f) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     1.114 "Restricted Subsidiary" or "Restricted Subsidiaries" shall mean each Operating Company, each Intermediate Holding Company, each Person acquired pursuant to an Acquisition permitted under Section 9.10 hereof that is either owned by a Restricted Subsidiary or that has been designated by Borrower as a Restricted Subsidiary at the time of the Acquisition, each Person formed as a direct Subsidiary of Borrower pursuant to Section 9.10(d)(iii) hereof or as a direct Subsidiary of a Restricted Subsidiary pursuant to Section 9.10(e)(ii) hereof, Atco Products, Inc. and Pioneer Paper, Inc.

     1.115 "Revolving Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the ratable account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.116 "Senior Indebtedness Cap" shall mean: (a) with respect to Valmark Industries, Inc., the amount of $18,000,000 until payment in full and termination of that certain Non-Negotiable Subordinated Note in the original principal amount of $4,000,000 issued by Valmark Industries Holdings, Inc. on January 3, 1994, as amended, restated or otherwise modified from time to time, (b) with respect to Pamco Painted Tape and Label Co., the amount of $30,000,000 until payment in full and termination of those certain Non-Negotiable Subordinated Notes in the original aggregate principal amount of $4,000,000 issued by Pamco Painted Tape and Label Co. on April 14 1999, as amended, restated or otherwise modified from time to time; and (c) with respect to Instachange Displays Limited, the US Dollar Amount at any time of $18,857,142 (Canadian dollars) until payment in full and termination of that certain Non-Negotiable Subordinated Note in the original principal amount of $3,714,285 (Canadian dollars) issued by IDL Holdings Limited on June 2, 2000, as amended, restated or otherwise modified from time to time.

     1.117 "Special Agent Advances" shall have the meaning set forth in
Section 12.11 hereof.

     1.118 "Spot Rate" shall mean, with respect to a currency, the rate quoted by the Reference Bank as the spot rate for the purchase by the Reference Bank of such currency with another currency at approximately 10:00 a.m. (Charlotte, North Carolina time) on the date as of which the foreign exchange computation is made.

     1.119 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

     1.120 "Taxes" shall mean any and all present or future taxes, levies, penalties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender's net income or capital (or other taxes imposed in lieu thereof) by any jurisdiction (or any political subdivision thereof).

     1.121 "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement among the Parent and its Subsidiaries dated as of June 29, 1994, as amended restated or otherwise modified from time to time through the date hereof or hereafter as permitted by this Agreement.

     1.122 "Trigger Event" shall mean, at any time, (a) an Event of Default shall have occurred and/or (b) Excess Availability shall be less than $10,000,000; provided that such Excess Availability threshold shall be increased to $15,000,000 upon the earlier to occur of (i) the Fixed Asset Funding Date or (ii) the ninetieth (90th) day after the date hereof. A Trigger Event occurring under clause (a) above shall remain in effect until Agent and the applicable Lenders under Section 11.3 hereof waive such Event of Default in writing. A Trigger Event occurring under clause (b) above shall remain in effect until Agent waives such Trigger Event in writing.

     1.123 "UCC" shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, together with any regulations thereunder, in each case as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine). References to sections of the UCC shall be construed to also refer to any successor sections.

     1.124 "US Dollar Amount" shall mean, at any time, (a) as to any amount denominated in United States dollars, the amount thereof at such time, and
(b) as to any amount denominated in any other currency, the equivalent amount in United States dollars as determined by Agent at such time on the basis of the Spot Rate for the purchase of United States dollars with such other currency.

     1.125 "US Payment Account" shall have the meaning set forth in Section 6.3(a) hereof.

     1.126 "Value" shall mean, as determined by Agent in good faith, with respect to Inventory, the amount equal to the lower of (a) cost computed on a first in first out basis in accordance with GAAP or (b) market value (calculated in accordance with GAAP).

     1.127 "Voting Stock" shall mean with respect to any Person, (a) one
(1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2.   CREDIT FACILITIES
             -----------------
     2.1     Revolving Loans.

          (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount outstanding at any time equal to the lesser of:
(i) the Borrowing Base at such time or (ii) the Maximum Credit at such time.

          (b) Agent may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Agent determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels or (B) the general creditworthiness of account debtors has declined, or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines that: (A) the number of days of the turnover of the Inventory for any period has adversely changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.

          (c) Except in Agent's discretion, with the consent of all Lenders, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceed the amounts available under the Borrowing Base, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(e) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in that circumstance or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, repay to Agent the entire amount of any such excess(es) for which payment is demanded.

          (d) The Real Property Loan Limit shall be reduced on the first Business Day of each month, commencing on the first Business Day of the first month following the Fixed Asset Funding Date, by an amount sufficient (assuming a like repayment each month) to reduce the outstanding amount of the Real Property Loan Limit to zero ($0) by August 1, 2008. Upon the sale or disposition of any Eligible Real Property Related Interest, the Real Property Loan Limit shall be reduced by an amount equal to sixty percent (60%) of the appraised fair market value of such Eligible Real Property Related Interest as determined by Agent on the Fixed Asset Funding Date. Each reduction in the Real Property Loan Limit caused by a sale or disposition of a Real Property Related Interest shall be applied to the remaining installments of reductions on the Real Property Loan Limit in inverse order of maturity; provided, that on any date on which the aggregate net proceeds from sales or dispositions of Eligible Real Property Related Interests through such date (but not including net proceeds previously calculated hereunder which resulted in ratable reductions to the remaining installments pursuant to this proviso) are at least $500,000, Agent shall make an adjustment to the then remaining installments of reductions on the Real Property Loan Limit (including backing out any previous installment reductions made in inverse order of maturity if applicable) by applying the aggregate reduction in the Real Property Loan Limit resulting from such aggregate sales or dispositions to ratably reduce the then remaining installments of reductions on the Real Property Loan Limit.

          (e) The Equipment Loan Limit shall be reduced on the first Business Day of each month, commencing on the first Business Day of the first month following the Fixed Asset Funding Date, by an amount sufficient (assuming a like repayment each month) to reduce the outstanding amount of the Real Property Loan Limit to zero ($0) by August 1, 2006. Upon the sale or disposition of any Eligible Equipment, the Equipment Loan Limit shall be reduced by an amount equal to one hundred percent (100%) of the Net Forced Liquidation Value of such Eligible Equipment as determined by Agent on the Fixed Asset Funding Date. Each reduction in the Eligible Loan Limit caused by a sale or disposition of Eligible Equipment shall be applied to the remaining installments of reductions on the Equipment Loan Limit in inverse order of maturity; provided, that on any date on which the aggregate net proceeds from sales or dispositions of Eligible Equipment through such date (but not including net proceeds previously calculated hereunder which resulted in ratable reductions to the remaining installments pursuant to this proviso) are at least $500,000, Agent shall make an adjustment to the then remaining installments of reductions on the Equipment Loan Limit (including backing out any previous installment reductions made in inverse order of maturity if applicable) by applying the aggregate reduction in the Equipment Loan Limit resulting from such aggregate sales or dispositions to ratably reduce the then remaining installments of reductions on the Equipment Loan Limit.

     2.2    Letter of Credit Accommodations.

          (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower or the joint account of Borrower and any Operating Company containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2. To the extent any payment made pursuant to the immediately preceding sentence is made in a currency other than United States dollars, the Revolving Loans advanced to Borrower in connection with such payment shall be equal to the US Dollar Amount of such payment at the time such payment is made.

          (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to one and one-half percent (1.5%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the ratable benefit of Lenders such letter of credit fee, at a rate equal to three and one-half percent (3.5%) per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all Revolving Obligations (notwithstanding entry of a judgment against Borrower) and cash collateral for contingent Obligations in accordance with Section 13.1 hereof and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

          (c) Borrower shall give Agent two (2) Business Days' prior written of Borrower's request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the identity of the Operating Company (if in connection with a joint account with Borrower) the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation.

          (d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value or Net Orderly Liquidation Value, as applicable, of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates in good faith must be paid in connection with such Inventory upon arrival and for delivery to one of the applicable Operating Company's locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

          (e) Except in Agent's discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed the Letter of Credit Limit. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent, for the ratable benefit of Lenders, for the Letter of Credit Accommodations.

          (f) Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, any Operating Company, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit

Accommodation. Notwithstanding anything to the contrary contained in this
Section 2.2, Borrower shall have no obligation to indemnify Agent, any Lender, and issuer or any correspondent in respect of any liability incurred by any of them arising out of their own respective gross negligence of willful misconduct in the performance of any duties with respect to Letter of Credit Accommodations. Nothing in this Agreement shall relieve any issuer or any correspondent of any liability to Borrower or any Operating Company that might otherwise exist in accordance with the terms and conditions of the agreements, documents and instruments evidencing the Letter of Credit Accommodations. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

          (g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower shall, at Agent's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent's order, and if they shall come into Borrower's or any Operating Company's possession, to deliver them, upon Agent's request, to Agent in their original form. Borrower shall also, at Agent's request, designate, or cause any Operating Company to designate, Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

          (h) Borrower hereby irrevocably authorizes and directs, and shall cause each Operating Company to authorize and direct, any issuer of a Letter of Credit Accommodation to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Borrower or any Operating Company any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Agent shall have the sole and exclusive right and authority to, and Borrower shall not, and shall not permit any Operating Company to, at any time an Event of Default exists or has occurred and is continuing, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents or (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name, in Borrower's name or in any Operating Company's name.

          (i) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Agent for the ratable benefit of Lenders and to apply in all respects to Borrower.

          (j) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

          (k) Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Revolving Loans in accordance with Section 2.2(a) or otherwise). In the event that Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one
(1) Business Day's notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Revolving Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

     2.3 Commitments. The aggregate amount of each Lender's Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Commitments, as the same may from time to time be amended in accordance with the provisions hereof.

     2.4 Availability Reserves. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Agent's continuing right to establish and revise Reserves.

SECTION 3.    INTEREST AND FEES
              -----------------
    3.1  Interest.

         (a) Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

         (b) Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrower, such Eurodollar Rate Loans shall be advanced or such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, (ii) Borrower shall have complied with such customary procedures as are reasonably established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iii) no more than five (5) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,000,000 or an integral multiple of $500,000 in excess thereof and (v) Agent and each Lender shall have determined that the Interest Period or Adjusted
Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

         (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Borrower, be immediately converted to Prime Rate Loans in the event that (i) an Event of Default or event which, with the notice or passage of time, or both, would constitute an Event of Default, shall exist or (ii) this Agreement shall terminate or not be renewed. Borrower shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

         (d) Interest shall be payable by Borrower to Agent, for the benefit of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2 Other Fees.

         (a) Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-eighth of one percent (0.125%) per annum calculated upon the amount by which the Maximum Credit as then in effect exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

         (b) Borrower agrees to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

     3.3 Changes in Laws and Increased Costs of Loans.

         (a) Notwithstanding anything to the contrary contained herein, the Eurodollar Rate Loans of any Lender shall, upon notice by Agent to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for such Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) result in the increase in the costs to such Lender of making or maintaining any Eurodollar Rate Loans by an amount deemed by Agent to be material, or (C) reduce the amounts received or receivable by such Lender in respect thereof, by an amount deemed by Agent to be material or (ii) the cost to such Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Agent to be material. Borrower shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Agent or the applicable Lender setting forth the basis for the determination of such amount necessary to compensate such Lender as aforesaid shall be delivered to Borrower and shall be presumptive evidence of such amount.

         (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Agent or any Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Agent, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof. A certificate of Agent or the applicable Lender setting forth the basis for the determination of such amount necessary to compensate such Lender shall be delivered to Borrower and shall be presumptive evidence of such amount.

         (c) If any Lender delivers notice pursuant to Sections 3.3(a) and 3.3(b) above in which such Lender asserts a claim for compensation which claim is not being asserted by the other Lenders, Borrower may require within 90 days of receiving such notice, at its expense, that such Lender assign, at par, without recourse (in accordance with Section 13.7(a) hereof) all of its interests, rights and obligations hereunder and under the other
Financing Agreements (including all of its Commitments and the Loans at the time owing to it and any participations in Loans held by it) to an Eligible Transferee proposed by Borrower (a "Substitute Lender"), provided, that (i) no Event of Default shall exist at the time of such assignment, (ii) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (iii) Borrower shall have received the written consent of Agent to such assignment (which consent shall not be unreasonably withheld or delayed) and (iv) Borrower shall have paid to the assigning Lender all monies accrued and owing hereunder to it (including pursuant to Sections 3.3(a) and 3.3(b) above.

         (d) Promptly after any Lender becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to Sections 3.3(a) and 3.3(b) above, such Lender shall notify the Borrower thereof. Each Lender will use reasonable efforts to designate a lending office (or a different lending office), so long as such designation is not adverse to such Lender in such Lender's sole judgment, if such designation would avoid the need to, or reduce the amount which would be required to, compensate such Lender for any additional costs incurred or reductions suffered. Failure on the part of any Lender to so notify
Borrower or to demand compensation for any increased costs in amounts received or receivable with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period.

SECTION 4.  CONDITIONS PRECEDENT
            --------------------
     4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

         (a) no material adverse change shall have occurred in the assets, business or prospects of Borrower or any Obligor since the date of Agent's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent to enforce the Obligations or realize upon the Collateral;

         (b) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may reasonably require to determine the amount of Loans available to Borrower, the results of which each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof;

         (c) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $10,000,000 after giving effect to the initial Revolving Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

         (d) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

         (e) Agent and each Lender shall have received approval of the transactions contemplated by this Agreement and the other Financing Agreements from their respective credit committees; and

         (f) this Agreement, the other Financing Agreements and all other instruments, documents, certificates, agreements, information and records listed in Part I of Schedule 4.1 shall have been duly executed and/or delivered to Agent, in form and substance satisfactory to Agent.

     4.2   Conditions Precedent to All Loans and Letter of Credit
Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

         (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

         (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

         (c) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


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

SECTION 5.  GRANT OF SECURITY INTEREST
            --------------------------

         To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, all personal property of the Borrower including the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender):

         (a) Receivables;

         (b) all other present and future general intangibles (including Intellectual Property and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts), letters of credit, bankers' acceptances and guaranties;

         (c) all present and future monies, securities and other investment property, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Agent, any Lender or their Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

         (d)  Inventory;

         (e)  Equipment;

         (f)  Real Property Related Interests;

         (g)  Records; and

         (h) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


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

SECTION 6.  COLLECTION AND ADMINISTRATION

    6.1  Loan Accounts and Intercompany Loan Accounts.
         --------------------------------------------

         (a) Agent shall maintain one or more loan account(s) on its books in which shall be recorded (i) all Loans, Letter of Credit Accommodations and other Obligations, (ii) all payments made by or on behalf of Borrower or any Obligor in respect of the Obligations and (iii) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time. The Revolving Loans shall be evidenced by the loan accounts maintained by Agent; provided that if any Lender so requests, the Borrower will execute a promissory note in favor of such Lender further evidencing such Lender's Commitment. Agent is authorized by all the parties hereto to make all revisions and modifications to Schedule 2 hereto at any time to reflect the then current Commitments of each Lender.

         (b) Borrower shall, and shall cause each Restricted Subsidiary to, maintain accurate and current loan accounts on its books on which shall be recorded (i) all Intercompany Loans and Intercompany Loan Balances, (b) all payments made with respect to any Intercompany Loan and (c) all other appropriate debits and credits to such Intercompany Loans as are permitted under this Agreement.

         (c) Borrower shall, and shall cause each Restricted Subsidiary to, evidence each Intercompany Loan with a subordinated promissory note, the obligations of which shall be secured by a junior lien (subject only to those liens which are specifically designated under Sections 9.8(a), (b), (c), (d),
(e), (f), (i), (j), (k) and (l) hereof or which are designated on Schedule
9.8 hereto as being senior in priority to the liens of Agent) on all the assets of each Restricted Subsidiary or Intermediate Holding Company, as applicable, and Borrower shall, and shall cause each Restricted Subsidiary to, execute such security agreements, financing statements and other documents necessary to perfect such security interests. Each agreement, document and instrument executed in connection with the preceding sentence shall be in form and substance satisfactory to Agent and shall be assigned to Agent, for the benefit of Agent and the Lenders, as collateral security for the Obligations. If the Intercompany Loan Balance in connection with any Intercompany Loan shall increase above the amount permitted in the applicable promissory note or other related documents evidencing such Intercompany Loan, Borrower shall, and shall cause each Restricted
Subsidiary to, as applicable, execute such amendments, restatements or other documents, agreements or instruments as shall be required (or requested by Agent) to reflect such modifications and all such amendments, restatements and other documents, agreements and instruments shall be assigned to Agent as collateral security for the Obligations. Upon Agent's demand, Borrower shall, and shall cause each Restricted Subsidiary to, confirm any and all Intercompany Loan Balances in connection with any Intercompany Loan and provide such journal registers showing all entries or other supporting back-up materials as Agent shall request in support of such Intercompany Loan Balances. Borrower shall, and shall cause each Restricted Subsidiary to, make appropriate book and journal entries reflecting Intercompany Loans. To the extent proceeds of any Intercompany Loan made by Borrower to an Intermediate Holding Company or to an Operating Company are to be concurrently relent by such Intermediate Holding Company or such Operating Company as an Intercompany Loan to an Operating Company (that is a direct Subsidiary of such Intermediate Holding Company or such Operating Company), then, for purposes of administrative convenience, Borrower may advance such proceeds directly to such Operating Company so long as Borrower makes, and causes such Intermediate Holding Company and each applicable Operating Company to make, appropriate book and journal entries to reflect an Intercompany Loan made from Borrower to such Intermediate Holding Company or such Operating Company and an Intercompany Loan made from such Intermediate Holding Company or such Operating Company to any Operating Company (that is a direct Subsidiary of such Intermediate Holding Company or such Operating Company).


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

    6.2 Statements. Agent shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

    6.3  Collection of Accounts.

         (a) Borrower shall establish and maintain at its expense a depository concentration account (the "Concentration Account") at Northern Trust Bank
(or such other financial institution that is acceptable to Agent). Borrower shall cause each Restricted Subsidiary to establish and maintain at its expense at Northern Trust Bank (or such other financial institution that is acceptable to Agent) a depository account (each, a "Depository Account") into which, following the occurrence of a Trigger Event under clause (a) of the definition thereof or following notice from Agent upon the occurrence of a Trigger Event under clause (b) of the definition thereof, Borrower shall cause each Restricted Subsidiary to promptly deposit and direct its account debtors to directly remit all payments on its Receivables and all payments constituting proceeds of its Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Following the occurrence of a Trigger Event under clause (a) of the definition thereof or following notice from Agent upon the occurrence of a Trigger Event under clause (b) of the definition thereof, Borrower shall (i) cause each Restricted Subsidiary to transfer funds in its Depository Account to the Concentration Account on a daily basis;
provided that with respect to any Depository Account maintained by any Restricted Subsidiary in a financial institution's branch in Canada, Borrower shall cause such Restricted Subsidiary to transfer funds in such Depository Account to such account of Agent or Agent's affiliates maintained at such financial institution's branch in Canada (the "Canadian Payment Account") on a daily basis and (ii) not withdraw or otherwise issue checks or other payment instruments against funds deposited in the Concentration Account or permit any Restricted Subsidiary to withdraw or otherwise issue checks or other payment instruments against funds deposited in such Restricted Subsidiary's Depository Account. Each bank at which a Depository Account, the Concentration Account or any other account (other than those accounts described in clauses (b) and (c) of Section 9.13 hereof) is established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in such accounts are subject to the lien of Agent and that the depository bank has no lien upon, or right to setoff against, such accounts, the items received for deposit therein or the funds from time to time on deposit therein. Each depository bank at which a Depository Account is maintained shall further agree to wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Depository Account and such other accounts to the Concentration Account (or to the Canadian Payment Account in the case of Depository Accounts and other accounts maintained at any financial institution's branch in Canada) upon its receipt of notice from the Agent of the existence of a Trigger
Event. Furthermore, the depository bank at which the Concentration Account is maintained shall agree that at any time upon receiving notice from Agent that a Trigger Event exists, it will wire, or otherwise transfer, in immediately available funds on a daily basis, all funds received or deposited into the Concentration Account to such bank account of Agent as Agent may from time to time designate for such purpose ("US Payment
Account"). All payments made to the Canadian Payment Account shall be held by Agent or Agent's affiliates as cash collateral to secure the Obligations and shall, at Agent's election, be transferred to the US Payment Account for application to the Obligations. Borrower agrees that all payments made to the US Payment Account or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations. Notwithstanding the foregoing, if a Trigger Event does not exist, Borrower and each Restricted Subsidiary may use the proceeds of Collateral for their respective working capital and corporate purposes not otherwise prohibited under the terms of this Agreement, including the


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

repayment by any Restricted Subsidiary of its Intercompany Loans. During the existence of a Trigger Event, all proceeds received in the US Payment Account that originated from any Restricted Subsidiary shall be deemed (i) if Agent has made demand of payment under such Restricted Subsidiary's guaranty or an Event of Default has occurred under Section 10.1(g) or
Section 10.1(h) hereof with respect to such Restricted Subsidiary, to be a payment on such Restricted Subsidiary's guaranty in favor of Agent or (ii) in any other case, to be a repayment of such Restricted Subsidiary's obligations to Borrower (including, without limitation, direct or indirect obligations to Borrower consisting of repayments on Intercompany Loans) and, in the case of repayments of Intercompany Loans, the Borrower shall, and shall cause each applicable Restricted Subsidiary to (if required), make the appropriate entries with respect to such Restricted Subsidiary's Intercompany Loan account pursuant to Section 6.1(b) hereof.

         (b) During the existence of a Trigger Event, for purposes of calculating the amount of the Revolving Loans available to Borrower, all payments received in the US Payment Account will be applied (conditional upon final collection) to the Revolving Obligations on the same Business Day as receipt by Agent of immediately available funds in the US Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day.

         (c) Borrower and all of its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, and Borrower shall cause each Restricted Subsidiary and its directors, employees, agents, Subsidiaries or other Affiliates to, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts of such Persons or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the applicable Depository Accounts if a Trigger Event exists or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any such Person's own funds. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank at which a Depository Account or Concentration Account is established or any other bank or person involved in the transfer of funds to or from the Depository Accounts or Concentration Account arising out of Agent's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

    6.4  Payments.

         (a) All Obligations shall be payable to the US Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from Borrower or any Restricted Subsidiary or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in the order and manner set forth in Section 6.11 hereof.

         (b) At Agent's option, all interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements relating to the Obligations may be charged directly to the loan account(s) of Borrower and shall constitute Revolving Loans. In accordance with
Section 6.10 hereof, Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower shall be liable to pay to Agent, and does hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This
Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

    6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 Noon Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

    6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Agent to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided pursuant to the provisions hereof shall be used by Borrower, and Borrower shall cause each Restricted Subsidiary to use proceeds of Intercompany Loans funded by Loans hereunder, only for general operating, working capital and other proper corporate purposes of Borrower and such Restricted Subsidiaries not otherwise prohibited by the terms hereof. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use any proceeds of Loans or Letter of Credit Accommodation, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

    6.7 Pro Rata Treatment. Except to the extent otherwise provided in this
Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

    6.8  Sharing of Payments, Etc.

         (a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

         (b) If any Lender (including Agent) shall obtain from Borrower or any Obligor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other
Financing Agreements through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower or any Obligor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of the applicable Lenders, the amount of such excess and simultaneously purchase from such other applicable Lenders a participation in the Loans or such other amounts, respectively, owing to such other
Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders of the same category of Loans shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the applicable Lenders. To such end all applicable Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

         (c) Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker's lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower or any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

    6.9  Settlement Procedures.

         (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Revolving Loans requested or charged to Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Revolving Loans.

         (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 2:00 p.m. Chicago time, then such Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. Chicago time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous
Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrower or actually settled with the applicable Lender as described in this Section.

         (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

         (d) If Agent is not funding a particular Loan to Borrower pursuant to this Section above on any day, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not obligated to, cause a corresponding amount to be made available to Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest
Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.
During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to Borrower shall, for all purposes hereof, be a Revolving Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower's receipt of such notice. A
Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitments shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, or relieve or excuse the performance by Borrower or any Obligor of their duties and obligations hereunder.

         (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitments.

    6.10  Taxes.

         (a) Any and all payments by Borrower and each Obligor to Agent or any Lender under this Agreement and any of the other Financing Agreements shall be made free and clear of, and without deduction or withholding for any Taxes, except to the extent that it is required by law to deduct or withhold any Taxes or Other Taxes (in which case Section 6.10(c) below shall apply). In addition, Borrower shall pay all Other Taxes (or Agent may, at its option, pay such Other Taxes and charge the loan account of the Borrower for such amounts so paid).

         (b) Borrower shall, and shall cause each Restricted Subsidiary to, indemnify and hold harmless Agent and Lenders for the full amount of Taxes and Other Taxes paid by Agent or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under any of the Financing Agreements, but not including Other Taxes that arise as a result of Agent or any Lender's arrangements with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable legal fees and expenses) other than those resulting solely from a failure by Agent or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payment under this indemnification shall be made within ten (10) days after the date Agent or any Lender makes written demand therefor. If such Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Borrower's request and at Borrower's expense, provide such documents to Borrower as Borrower may reasonably request, to enable Borrower to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrower (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent or any Lender).

         (c) If Borrower or any Obligor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent or any Lender, then:

              (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

              (ii) Borrower shall, or shall cause the applicable Obligor to, make such deductions and withholdings;

             (iii) Borrower shall, or shall cause the applicable Obligor to, pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

              (iv) Borrower shall, or shall cause the applicable Obligor to, also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary in such Lender's good faith determination to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) Within thirty (30) days after the date of any payment by Borrower or any Obligor of Taxes or Other Taxes referenced in Section 6.10(b) above, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent. To the extent that any Lender obtains a refund of any Taxes or Other Taxes after any sum payable hereunder or under any Financing Agreement has been increased and paid by Borrower or any Obligor
(to the extent such refund has not previously been reimbursed) pursuant to this Section 6.10 to take such Taxes or Other Taxes into account, such Lender shall return such refund to the applicable Person.

         (e) Each Lender that is a "foreign corporation, partnership or trust" within the meaning of the Code (a "Foreign Lender") shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as if satisfactory to the Borrower and the Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 6.10(e), and costs and expenses (including legal expenses) of the Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.

    6.11 Application of Payments. Upon receipt by Agent of cash proceeds of Collateral from the US Payment Account or from any sale, lease, foreclosure or other disposition of the Collateral or otherwise, Agent shall apply such proceeds as follows: first, to all costs and expenses of Agent, any Lender or their representatives in realizing on such proceeds, second, to any reimbursable expenses and Special Agent Advances which are allocable, in Agent's determination, to the administration and preservation of such Collateral, third, to accrued and unpaid fees and unreimbursed costs, expenses and indemnity obligations owing hereunder, fourth, to accrued and unpaid interest on the Revolving Loans (unless Agent determines that such application may result in the payment of withholding taxes in which case Agent may elect to apply such proceeds to accrued and unpaid interest after all other Obligations have been paid in full), fifth, to principal on the Revolving Loans until paid in full, sixth, to provide cash collateral for Letter of Credit Accommodations and seventh, to all other Obligations; provided that Obligations under Hedging Agreements shall only be paid after all other Obligations have been paid in full. Each payment on any of the Loans to or for the account of one or more Lender's entitled to such payments pursuant to the preceding sentence shall be allocated among such Lenders based on their respective Pro Rata Shares of such Loans. Borrower shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including legal and attorneys' fees and expenses.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS
            ----------------------------------
     7.1  Collateral Reporting.

         (a) Borrower shall provide Agent with the following documents in a form reasonably satisfactory to Agent:

              (i) as soon as possible after the end of each week (but in any event within three (3) Business Days after the end thereof), on a weekly basis or more frequently as Agent may in good faith request, a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding week as to the Eligible Accounts, Eligible Inventory and Intercompany Loan Balances for each Operating Company, duly completed and executed by the chief financial officer or other appropriate financial officer of Borrower reasonably acceptable to Agent including schedules of Accounts, sales made, credits issued and collections received for each day of such period, provided, that, so long as no Trigger event has occurred, Borrower shall not be required to deliver such Borrowing Base Certificate except after the end of each month (no later than the fifteenth (15th) day of each month for the month just ended).

             (ii) as soon as possible after the end of each month (but in any event no later than the fifteenth (15th) day of each month for the month just ended), on a monthly basis or more frequently as Agent may reasonably request, (A) perpetual inventory reports for each Operating Company, (B) inventory reports by location and category for each Operating Company (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) agings of accounts receivable for each Operating Company and
(D) summaries of accounts payable information for each Operating Company in accordance with its reporting capabilities as existing on the date hereof and as previously disclosed to Agent;

            (iii) upon Agent's reasonable request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Operating Company and (D) copies of monthly journal registers showing all entries or other transactions with respect to Intercompany Loans, as described in Section 6.1(b) hereof; and

             (iv) such other reports and information as to the Collateral or accounts payable as Agent shall request from time to time.

         (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and be conclusive and binding upon Borrower. Without limiting the foregoing, Borrower shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.

         (c) If any of Borrower's or any Operating Company's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes, and shall cause such Operating Company to authorize, such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

    7.2  Accounts Covenants.

         (a) Borrower shall, and shall cause each Restricted Subsidiary to, notify Agent promptly of: (i) any material delay in such Person's performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to such Person relating to the financial condition of any account debtor and (iii) any event or circumstance which, to such Person's knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of Borrower's or a Restricted Subsidiary's business in accordance with historical practices and policies. So long as no Event of Default exists or has occurred and is continuing, Borrower may, and may cause each Restricted Subsidiary to, settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option but upon notice to Borrower, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

         (b) Without limiting the obligation of Borrower to deliver any other information to Agent, Borrower shall, and shall cause each Restricted Subsidiary to, promptly report to Agent any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $500,000. At any time that such Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory of Borrower or any Restricted Subsidiary when an Event of Default exists or has occurred and is continuing, Borrower shall, and shall cause each Restricted Subsidiary to, upon Agent's request, (i) hold the returned Inventory in trust for Agent, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Agent's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

         (c) With respect to each Account of Borrower and each Restricted
Subsidiary: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to the applicable Depository Account if a Trigger Event exists, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's or the applicable Restricted Subsidiary's business in accordance with historical practices and policies, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement and the other Financing Agreements, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, state, provincial or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

         (d) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables of Borrower or any Restricted Subsidiary or other Collateral, by mail, telephone, facsimile transmission or otherwise.

         (e) Borrower shall, and shall cause each Restricted Subsidiary to, deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, all chattel paper and instruments which Borrower or such Restricted Subsidiary now owns or may at any time acquire immediately upon Borrower's or such Restricted Subsidiary's receipt thereof, except as Agent may otherwise agree.

         (f) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors and other obligors in respect thereof that the Receivables of Borrower or any Restricted Subsidiary have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors and other obligors to make payment of such Receivables directly to Agent,
(ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables of Borrower or any Restricted
Subsidiary or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables of Borrower or any Restricted Subsidiary or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for its or their failure to collect or enforce the payment thereof nor for the negligence of its or their agents or attorneys with respect thereto and
(iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor shall state that the Accounts of Borrower and each Restricted Subsidiary and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower shall, and shall cause each Restricted Subsidiary to, deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts of Borrower and each Restricted Subsidiary as Agent may require.

    7.3 Inventory Covenants. With respect to the Inventory of Borrower and each Restricted Subsidiary: (a) Borrower shall, and shall cause each Restricted Subsidiary to, at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of such Inventory, Borrower's and each Restricted Subsidiary's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall, and shall cause each Restricted Subsidiary to, conduct a physical count of their respective Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrower shall not, and shall not permit any Restricted Subsidiary to, remove any Inventory from the locations set forth in the Information Certificate or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of their business and except to move Inventory directly from one location set forth or permitted herein to another such location (so long as financing statements satisfactory to Agent have been previously recorded in the appropriate governmental offices of the jurisdiction of such location if required to perfect or maintain the perfection of Agent's security interests therein); (d) upon Agent's request, Borrower shall, and shall cause each Restricted Subsidiary to, at such Person's expense, no more than once in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory of such Person in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrower shall, and shall cause each Restricted Subsidiary to, produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);
(f) Borrower and each Restricted Subsidiary assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of their Inventory (other than any liability arising from the gross negligence or willful misconduct of Agent or any Lender); (g) Borrower shall not, and shall not permit any Restricted Subsidiary to, sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower or any Restricted Subsidiary to repurchase such Inventory except in accordance with historical practices and policies; (h) Borrower shall, and shall cause each Restricted Subsidiary to, keep its Inventory in good and marketable condition; and (i) Borrower shall not, and shall not permit any Restricted Subsidiary to, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval.

    7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property Related Interests of Borrower and each Restricted
Subsidiary: (a) upon Agent's request at any time (but not, in the absence of an existing Event of Default, more than once a year, excluding any appraisals done prior to the date hereof), Borrower shall, and shall cause each Restricted Subsidiary to, at its expense, deliver or cause to be delivered to Agent written reports or appraisals of such Person's Equipment and/or Real Property Related Interests, in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent; (b) Borrower shall, and shall cause each Restricted Subsidiary to, keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall, and shall cause each Restricted Subsidiary to, use the Equipment and Real Property Related Interests with all reasonable care and caution and in accordance with applicable standards of any insurance and in material conformity with all applicable laws; (d) Borrower shall not, and shall not permit any Restricted Subsidiary to, remove any Equipment of such Person from the locations set forth or permitted herein, except to the extent necessary to have any such Equipment replaced, repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower or such Restricted Subsidiary in the ordinary course of business (in each case so long as financing statements satisfactory to Agent have been previously recorded in the appropriate governmental offices of the jurisdiction of such location if required to perfect or maintain the perfection of the Agent's security interest therein); (e) the Equipment of Borrower and each Restricted Subsidiary is now and shall remain personal property of such Person and Borrower shall not, and shall not permit any Restricted Subsidiary to, permit any of their respective Equipment to be or become a part of or affixed to real property; and (f) Borrower and each Restricted Subsidiary assumes all responsibility and liability arising from the use of their Equipment and Real Property Related Interests.

    7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints, and shall cause each Restricted Subsidiary to irrevocably designate and appoint, Agent (and all persons designated by Agent) as Borrower's and such Restricted Subsidiary's true and lawful attorney-in-fact, and Borrower authorizes, and shall cause each Restricted Subsidiary to authorize, Agent, in Borrower's or any Restricted Subsidiary's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower's or any Restricted Subsidiary's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign
Borrower's or any Restricted Subsidiary's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to Borrower or any Restricted Subsidiary and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent's good faith determination, to fulfill Borrower's or any Restricted
Subsidiary's obligations under this Agreement and the other Financing Agreements and (b) at any time during the existence of a Trigger Event: (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Concentration Account or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower's or any Restricted Subsidiary's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent's account for application to the Obligations, (iv) endorse Borrower's or any Restricted Subsidiary's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear
Inventory the purchase of which was financed with Letter of Credit

Accommodations through U.S. Customs or Canadian Customs in Borrower's or any Restricted Subsidiary's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in Borrower's or any Restricted Subsidiary's name for such purpose, and to complete in Borrower's or any Restricted Subsidiary's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign Borrower's or any Restricted Subsidiary's name on any verification of Receivables and notices thereof to account debtors or other obligors in respect thereof and (vii) execute in Borrower's or any Restricted Subsidiary's name and file any UCC or PPSA financing statements or amendments thereto. Borrower hereby releases, and shall cause each Restricted Subsidiary to release, Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or any Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

    7.6 Right to Cure. Agent may, at its option, upon notice to Borrower, (a) cure any default by Borrower or any Restricted Subsidiary under any agreement with a third party to the extent Agent believes in its reasonable credit judgment that such cure will preserve and/or protect the value of any material portion of the Collateral or Agent's rights thereto, (b) pay or bond on appeal any judgment entered against Borrower or any Restricted Subsidiary, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower or any Obligor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

    7.7 Access to Premises. From time to time as requested by Agent (but not, in the absence of an existing Trigger Event, more than three times a year at the election of Agent, excluding any examinations done prior to the date hereof), at the cost and expense of Borrower, (a) Agent or its designee shall have complete access to all of Borrower's and each Restricted Subsidiary's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's and each Restricted Subsidiary's books and records, including the Records and
(b) Borrower shall, and shall cause each Restricted Subsidiary to, promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and (c) Agent or any Lender or Agent's designee may use during normal business hours such of Borrower's and each Restricted Subsidiary's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Notwithstanding the foregoing, neither Borrower nor any Restricted Subsidiary shall be required to permit any Person to inspect any such records which Borrower or any Restricted Subsidiary is required by law or any written agreement (other than any Affiliate of Borrower unless any such records were provided by any third party to any such Affiliate on a confidential basis) to keep confidential unless such law or written agreement permits disclosure upon such Person's acknowledgment and/or agreement to keep such records confidential.

SECTION 8.  REPRESENTATIONS AND WARRANTIES
            ------------------------------

         Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations:

    8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Credit Party is a corporation duly organized and in good standing under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign or extra-provincial corporation and in good standing in all states, provinces or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary and where the failure to so qualify has or could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder to which each Credit Party is a party are all within each Credit Party's corporate powers, have been duly authorized and do not violate or breach any law or the terms of any Credit Party's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Credit Party is a party or by which any Credit Party or its property are bound (other than indentures, agreements or other undertakings the violation of which will not, individually or in the aggregate, result in a Material Adverse Effect. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Credit Party enforceable in accordance with their respective terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity regardless of whether considered a proceeding in equity or at law. Borrower has no direct or indirect Subsidiaries on the date hereof except as set forth on the Information Certificate. Each Operating Company and Intermediate Holding Company is a Subsidiary of the Borrower.

    8.2 Financial Statements; No Material Adverse Change. All financial statements relating to any Credit Party which have been or may hereafter be delivered by Borrower to Agent and Lenders have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of such Credit Party as at the dates and for the periods set forth therein. There has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of the Credit Parties furnished by Borrower to Agent prior to the date of this Agreement.

    8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and each Restricted Subsidiary and each such Person's Records concerning Accounts are located only at the chief executive office address for each such Person as set forth on the Information Certificate and each such Person's other places of business and the only other locations of Collateral, if any, are the addresses as identified on the Information Certificate, subject to the right of each such Person to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and each Restricted Subsidiary and sets forth the owners and/or operators thereof.

    8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to those liens which are specifically designated under Sections 9.8(b), (c), (d), (e), (f), (i),
(j), (k) or (l) hereof or which are specifically designated on Schedule 9.8 hereto as being senior in priority to the liens of Agent. Borrower and each Restricted Subsidiary has good and valid title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, junior liens securing Intercompany Loans and such others as are permitted under
Section 9.8 hereof.




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

    8.5 Tax Returns. Each Credit Party has filed, or caused to be filed, in a timely manner all federal tax returns and all other material tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Agent). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Credit Party has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. The Tax Sharing Agreement is in full force and effect and each party thereto is in compliance with the terms thereof and no default exists for non-payment of due and owing tax liabilities thereunder.

    8.6 Litigation. Except as set forth on Schedule 8.6 hereto, (i) there is no investigation by any Governmental Authority pending, or to the best of Borrower's knowledge threatened, against or affecting any Credit Party or their assets or business and (ii) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against any Credit Party or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, unless in each case the likelihood of an unfavorable outcome is remote and, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.

    8.7  Compliance with Other Agreements and Applicable Laws.

         (a) No Credit Party is in default in any respect under, or in violation in any respect of the terms of, any indenture, agreement or other undertaking to which it is a party or by which any of its properties or assets are or may be bound where such default has had or could reasonably be expected to have a Material Adverse Effect. Each Credit Party is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws where the failure to comply in each case has or could reasonably be expected to have Material Adverse Effect.

         (b) Borrower and each Restricted Subsidiary has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the "Permits") where the failure to obtain any such Permit has or could reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Borrower's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits so long as the likelihood of an unfavorable outcome is remote and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

    8.8      Environmental Compliance.

         (a) Except as set forth on Schedule 8.8 hereto, no Credit Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit and the operations of each Credit Party complies in all material respects with all Environmental Laws and all Permits, except in each case where such activities or such failure to comply could not reasonably be expected to result in a Material Adverse Effect.


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

         (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Credit Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which could reasonably be expected to result in a Material Adverse Effect.

        (c) Except as set forth on Schedule 8.8, no Credit Party has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, except where such liability could not reasonably be expected to result in a Material Adverse Effect.

(d) Each Credit Party has all Permits required to be obtained or filed in connection with the operations of such Person under any Environmental Law where the failure to obtain such Permits has or could reasonably be expected to have a Material Adverse Effect and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

    8.9  Employee Benefits.

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, other Federal or State law and their foreign equivalents to the extent applicable. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or will submit a request for a favorable determination letter within the applicable remedial amendment period and to the best of Borrower's knowledge, nothing has occurred which would cause any Plan not to be so qualified. No contribution failure in excess of $500,000 has occurred with respect to any Plan. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending, or to the best of Borrower's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which could reasonably be expected to result in a liability to a Credit Party in excess of $1,000,000. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which would result in a liability to any Credit Party in excess of $1,000,000.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur and no other event or condition with respect to a Plan or any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Credit Party in an amount in excess of $500,000 has occurred or is reasonably expected to occur; (ii) the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are as of the date of the most recent financial statements reflecting such amounts, not less than ninety percent (90%) of such Plan's liabilities under Section 412(l)(7) of the Code; (iii) each Credit Party and their ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) in excess of $500,000; (iv) each Credit Party and their ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability in excess of $1,000,000 (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Credit Party and their ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA which individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.


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

         (d) As to any Canadian Pension Plan of a Credit Party: (i) such Canadian Pension Plan is duly registered under all applicable provincial pension benefits legislation; (ii) all obligations of such Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such Canadian Pension Plan or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; (iii) all contributions or premiums required to be made by such Credit Party to such Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and applicable laws and regulations; (iv) all employee contributions to such Canadian Pension Plan required to be made by way of authorized payroll deduction have been properly withheld by such Credit Party and fully paid into such Canadian Pension Plan in a timely fashion; (v) all reports and disclosures relating to such Canadian Pension Plan required by any applicable laws or regulations have been filed or distributed in a timely fashion; (vi) there have been no improper withdrawals, or applications of, the assets of any of such Canadian Pension Plan; (vii) no amount is owing by any of such Canadian Pension Plan under the Income Tax Act (Canada) or any provincial taxation statute; (viii) such Canadian Pension Plan is fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles); and
(ix) no Credit Party, after diligent enquiry, has any knowledge, or any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

         8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower or any Restricted Subsidiary maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of Borrower and each Restricted Subsidiary to establish new accounts in accordance with Section
9.13 below.

         8.11 Intellectual Property. Borrower and each Restricted Subsidiary owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, neither Borrower nor any Restricted Subsidiary has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the United States, Canada, any state or province thereof, any political subdivision thereof or in any other country, other than those described in
Schedule 8.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 hereto. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower or any Restricted Subsidiary infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower or any Restricted Subsidiary contesting its right to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the agreements or other arrangements of Borrower and each Restricted Subsidiary pursuant to which such Person has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower and each Restricted Subsidiary after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark or other Intellectual Property at any time used by any Restricted Subsidiary which is owned by another person, or owned by any Restricted Subsidiary subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory.



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

    8.12  Capitalization.

         (a) The issued and outstanding shares of Capital Stock of each Credit Party (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, and, in the case of shares of Borrower owned by Parent and shares of each Restricted Subsidiary owned, directly or indirectly, by Borrower, are free and clear of all claims, liens, pledges and encumbrances of any kind, except for those in favor of Agent and liens permitted under
Section 9.8 hereof.

         (b) Each Credit Party is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of each Credit Party at a fair valuation and at their present salable value are, and will be, greater than the Indebtedness of such Credit Party, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or mature liability.

    8.13  Labor Disputes.

         (a) Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower or any Restricted Subsidiary and any union, labor organization or other bargaining agent in respect of the employees of such Person on the date hereof.

         (b) There is (i) no significant unfair labor practice complaint pending against Borrower or any Restricted Subsidiary or, to the best of Borrower's knowledge, threatened against Borrower or any Restricted Subsidiary, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or any Restricted Subsidiary or, to best of Borrower's knowledge, threatened against Borrower or any Restricted Subsidiary, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any Restricted Subsidiary or, to the best of Borrower's knowledge, threatened against Borrower or any Restricted Subsidiary, in each case which alone or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

    8.14 Corporate Name; Prior Transactions. Except as described in the Information Certificate, neither Borrower nor any Restricted Subsidiary has, during the past five years, been known by or used by any other corporate or fictitious name or been a party to any merger, amalgamation or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.

    8.15 Restrictions on Restricted Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Credit Party permitted hereunder as in effect on the date hereof or as set forth on Schedule 8.15, there are no contractual or consensual restrictions on any Credit Party which prohibit or otherwise restrict (a) the transfer of cash or other assets between any Credit Parties or (b) the ability of any Credit Party to incur Indebtedness under the Financing Agreements or grant security interests to Agent or any Lender in the Collateral.

    8.16 Material Contracts. Schedule 8.16 hereto sets forth all Material Contracts to which Borrower or any Restricted Party is a party or is bound as of the date hereof. Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Neither Borrower nor any Restricted Subsidiary has received any notice of the intention of any other party thereto to terminate any Material Contract the termination of which could reasonably be expected to have a Material Adverse Effect.

    8.17 Status of Parent, Borrower and Intermediate Holding Companies. As of the date hereof, Parent, Borrower and each Intermediate Holding Company is not engaged in any business other than the acquisition and ownership of Subsidiaries, making and administering Intercompany Loans, providing management, consulting and other services to their respective Subsidiaries and conduct incidental thereto.



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

    8.18 Non-Restricted Subsidiaries. Each of the representations and warranties set forth in Sections 8.5, 8.6, 8.8 and 8.9 hereof are true and correct as to each of the Non-Restricted Subsidiaries as if each Non-Restricted Subsidiary were directly making such representation and warranty; provided, that with respect to Section 8.5 hereof, any request for an extension to file a tax return by a Non-Restricted Subsidiary does not have to be disclosed to Agent.

    8.19 Accuracy and Completeness of Information. All information furnished by or on behalf of any Credit Party in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading; provided that (i) to the extent any such information is or was based upon or constitutes a forecast or projection, Borrower only represents that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the best information known to it at the time in the preparation of such information and (ii) as to any information that is or was supplied by third parties (other than Affiliates of Borrower), Borrower represents only that it is not aware of any material misstatement or omission therein. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing.

    8.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

    9.1 Maintenance of Existence. Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times (except as permitted under Section
9.7 hereof) preserve, renew and keep in full force and effect (a) its rights and franchises as a corporation where the failure to do so has or could reasonably be expected to have a Material Adverse Effect and (b) its corporate existence. Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times maintain in full force and effect all material Permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Agent ten (10) Business Days prior written notice of any proposed change in such Person's corporate name or the corporate name of any of its Restricted Subsidiaries, which notice shall set forth the new name and Borrower shall deliver to Agent a copy of the amendment to the Certificate of Incorporation or Articles of Amendment of Borrower or such Restricted Subsidiary, as the case may be, providing for the name change certified by the Secretary of State or other applicable Governmental Authority of the jurisdiction of incorporation of such Person as soon as it is available. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, change their respective jurisdictions of incorporation unless Borrower has provided Agent with ten (10) Business Days prior written notice of any proposed change in such Person's jurisdiction of incorporation which notice shall set forth the new jurisdiction of incorporation and Borrower shall deliver to Agent a new Certificate of Incorporation certified by the appropriate secretary of state or other applicable Governmental Authority as soon as it is available. In connection with any of the foregoing changes, Borrower shall execute and deliver, or cause to be executed and delivered, such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC and PPSA financing statements.



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

    9.2 New Collateral Locations. Borrower and any of its Restricted Subsidiaries may open any new location within the continental United States or Canada provided Borrower (a) gives Agent five (5) Business Days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC and PPSA financing statements.

    9.3  Compliance with Laws, Regulations, Etc.

         (a) Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, state, provincial or local Governmental Authority, including ERISA, the Employee Retirement Security Act of 1974 (Canada), the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws in each case where the failure to do so, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

         (b) Borrower shall, and shall cause each of its Restricted Subsidiaries to, monitor compliance in all material respects with all Environmental Laws in all of its operations. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Agent. Borrower shall, and shall cause each of its Restricted Subsidiaries to, take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

         (c) Borrower shall, and shall cause each of its Restricted Subsidiaries to, give both oral and written notice to Agent within ten (10) Business Days of Borrower's or any Restricted Subsidiary's receipt of any notice of, or Borrower's or any Restricted Subsidiary's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or any of its Restricted Subsidiaries or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or
(D) any other environmental, health or safety matter, which affects Borrower or any of its Restricted Subsidiaries or their respective business, operations or assets or any properties at which Borrower or any of its Restricted Subsidiaries transported, stored or disposed of any Hazardous Materials, in each case as described in clause (i) and (ii) hereof, where such matter has or could reasonably be expected to have a Material Adverse Effect.

         (d) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of Borrower or any of its Restricted Subsidiaries in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, and shall cause each of its Restricted Subsidiaries to, at Agent's request and Borrower's expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or Borrower's or such Restricted Subsidiary's response thereto or the estimated costs thereof, shall change in any material respect.

         (e) Borrower shall, and shall cause each of its Restricted Subsidiaries to, indemnify and hold harmless Agent and Lenders and their respective, directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable legal and attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or its Restricted Subsidiaries and the


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preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

    9.4 Payment of Taxes and Claims. Borrower shall, and shall cause each of its Restricted Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Restricted Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

    9.5 Insurance. Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower and each of its Restricted Subsidiaries in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower, any of Borrower's Restricted Subsidiaries or any of its or their Affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

    9.6  Financial Statements and Other Information.

         (a) Borrower shall, and shall cause each of its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries in accordance with GAAP. Borrower shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower and each of its Restricted Subsidiaries, and to notify the auditors and accountants of Borrower and its Subsidiaries that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of cash flow), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower, its Restricted Subsidiaries and Yearntree Ltd. as of the end of and through such fiscal month, certified to be correct in all material respects by the chief financial officer of Borrower, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit D hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrower is in



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compliance with the covenants set forth in Section 9.18 and 9.19 of this
Agreement for such month, if required and (ii) within one hundred (100) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss and statements of cash flow), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended.

         (b) Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral or which would result in any material adverse change in any Credit Party's business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrower shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against Borrower or any Restricted Subsidiary or any of its properties or assets (excluding any properties or assets of or consisting of the Subsidiaries of Parent other than Borrower and the Restricted Subsidiaries), (iv) any notification of a material violation of laws or regulations received by any Credit Party, (v) any ERISA Event with respect to a Plan maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Credit Party in an amount in excess of $500,000, and (vi) the occurrence of any Event of Default or act, condition or event which, with notice or the passage of time or giving of notice or both, would constitute an Event of Default.

         (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports, registration statements or filings which any Credit Party files with the Securities and Exchange Commission, any Canadian securities exchange, any provincial securities commission, any other national or local securities exchange or the National Association of Securities Dealers, Inc.

         (d) Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of the Borrower and the Restricted Subsidiaries, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Credit Party to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant, subject in each case to the requirements of Section
13.5. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower's expense, copies of the financial statements of Borrower and its Subsidiaries and any reports or management letters prepared by such accountants or auditors on behalf of Borrower or any of its Restricted Subsidiaries and to disclose to Agent and Lenders such information as they may have regarding the business of Borrower and any of its Restricted Subsidiaries. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrower to Agent or such Lender in writing.

         (e) Borrower shall furnish or cause to be furnished to Agent promptly, but in no event later than the date on which any filing is required to be made with any national securities exchange, all information and supporting material relating to (i) the failure of any representation or warranty contained in Sections 8.5, 8.6, 8.8 and 8.9 to be true and correct as to any Non-Restricted Subsidiary as if such Non-Restricted Subsidiary were making such representation and warranty and/or (ii) any event or condition applicable to any Non-Restricted Subsidiary which could cause a Material Adverse Effect.




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    9.7  Sale of Assets, Consolidation, Merger, Amalgamations, Dissolution,
Etc. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly,

         (a) merge into or with or consolidate or amalgamate with any other Person or permit any other Person to merge into or with or consolidate or amalgamate with it except (i) the merger or consolidation of one or more Restricted Subsidiaries with and into Borrower or another Restricted Subsidiary; provided, that, each of the following conditions is satisfied as determined by Agent: (A) Agent shall have received not less than ten
(10) Business Days' prior written notice of the intention of any Restricted Subsidiary to so merge, amalgamate or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging, amalgamating or consolidating, which person will be the surviving entity and the locations of the assets of the persons that are merging, amalgamating or consolidating, (B) as of the effective date of the merger, amalgamation or consolidation and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred,
(C) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, amalgamation or consolidation, including, but not limited to, the certificate or certificates of merger or articles of amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing) or other Governmental Authority and (D) the surviving corporation shall expressly confirm, ratify and assume the Obligations the Intercompany Loans and the Financing Agreements to which it and the merged entity are a party in writing, in form and substance reasonably satisfactory to Agent, and execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith to ensure that Agent maintains a perfected security interest in all the assets of the surviving corporation;

         (b) sell, assign, lease, transfer, abandon or otherwise dispose of any assets, Capital Stock or Indebtedness to any other Person, except for

              (i)  sales of Inventory in the ordinary course of business;

             (ii) the replacement of Eligible Equipment with other Equipment that satisfies all the criteria of "Eligible Equipment" to the satisfaction of Agent and which has an appraised value of at least the appraised value of the Equipment being replaced;

            (iii) the sale or other disposition of assets of any Restricted Subsidiary to another Restricted Subsidiary; provided that each of the following conditions is satisfied as determined by Agent: (A) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such sale or disposition setting forth the parties involved, the assets involved, and providing all other information, documents and agreements as Agent shall request, (B) as to the effective date of such sale or disposition, no Event of Default shall exist, (C) the applicable Restricted Subsidiary of Borrower acquiring the assets shall have taken all actions and executed all documents deemed necessary or appropriate by Agent to maintain Agent's perfected lien on such assets and (D) all proceeds of such sale or disposition are paid to Agent for application to the Obligations in accordance with Section 6.11 hereof;

           (iv) any arrangement whereby Borrower or any Restricted Subsidiary shall sell any Equipment (other than Eligible Equipment) owned by it to another Person for the purpose of leasing such property from such Person; provided, that (A) no Event of Default exists at the time of, or after giving effect to, the proposed sale and leaseback transaction and (B) (i) if such Equipment to be sold has an aggregate fair market value of at least
$2,000,000, Borrower shall have delivered a certificate to Agent at least five (5) days prior to entering into such sale and leaseback transaction certifying that no Event of Default exists or would result after giving effect to the proposed transaction and identifying the Equipment subject to such sale and leaseback transaction, and (2) if such Equipment to be sold has an aggregate fair market value of less than $2,000,000 but more than $50,000 Borrower shall have delivered notice of such sale to Agent
(identifying the Equipment sold) no later than ten (10) days after the consummation of such sale and (3) if such Equipment to be sold has an aggregate fair market value of less than $50,000, then no notice to Agent shall be required.




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              (v) the sale or other disposition of (A) the Capital Stock of any Restricted Subsidiary or substantially all the assets of a Restricted Subsidiary, (B) any Eligible Equipment having an aggregate fair market value of at least $350,000, or (C) any Eligible Real Property Related Interests having an aggregate fair market value of at least $500,000; provided, that in each case above (1) no Event of Default exists at the time of, or after giving effect to, the proposed sale or disposition, (2) Borrower has delivered a certificate to Agent at least ten (10) days prior to such sale or disposition identifying the Capital Stock, assets, Eligible Equipment or Eligible Real Property Related Interests subject to such sale or disposition, setting forth a good faith estimate of the expected net proceeds from such sale or disposition and attaching thereto the applicable buy/sell documents to be executed in connection with such sale or disposition; provided, further, that if a Trigger Event exists pursuant to clause (b) of the definition thereof or if Agent determines, based on its review of such buy/sell documents and after giving effect to such sale or disposition (including the removal of any Collateral to be sold from the Borrowing Base if included therein) that a Trigger Event pursuant to clause
(b) of the definition thereof will result, then all proceeds of such sale or disposition of the interests of Borrower or such Restricted Subsidiary shall be paid to Agent for application to the Obligations in accordance with Section 6.11 hereof. Notwithstanding the foregoing, the liens on the assets to be sold shall not be deemed released and Agent shall have no obligation to release such liens in connection with any such sale or disposition until Agent receives satisfactory evidence (including copies of executed buy/sell documents) that (i) such sale or disposition was consummated in accordance with the buy/sell documents previously provided to Agent and (ii) Borrower or Agent, as applicable, received net proceeds from such sale or disposition in the amount contemplated by such buy/sell agreements;

             (vi) the sale or other disposition of Eligible Equipment for which the fair market value of such Equipment does not exceed $350,000 and so long as the aggregate fair market value of all such Eligible Equipment sold under this clause (vi) does not exceed $500,000 in the aggregate in any fiscal year of Borrower; provided, that (A) no Event of Default exists at the time of or after giving effect to, the proposed sale or disposition and (B) as long as (1) no Trigger Event exists pursuant to clause (b) of the definition thereof or would result from such sale or disposition, Borrower shall have notified Agent of such sale or disposition no later than ten (10) days after the consummation of such sale or disposition describing the Eligible Equipment sold or (2) a Trigger Event exists pursuant to clause (b) of the definition thereof or would result from such sale or disposition, Borrower shall have notified Agent of such sale or disposition at least five (5) days prior to entering into such sale or disposition and shall cause all proceeds from such sale or disposition to be applied to the Obligations in accordance with Section 6.11 hereof; and

            (vii) the sale or other disposition (other than sale and Leaseback Transactions) of any assets other than assets included in the Borrowing
Base; provided, that (A) no Event of Default exists at the time of, or after giving effect to, the proposed sale or disposition and (B) if such assets have an aggregate fair market value of (1) at least $1,000,000, Borrower shall have delivered a certificate to Agent at least five (5) days prior to entering into such sale certifying that no Event of Default exists or would result after giving effect to the proposed transaction and identifying the assets subject to such sale, (2) less than $1,000,000 but more than $100,000, Borrower shall have delivered notice of such sale to Agent (identifying the assets sold) no later than ten (10) days after the consummation of such sale or (3) less than $100,000, then no notice shall be required hereunder.

         (c) wind up, liquidate, dissolve, suspend or discontinue doing business unless (i) otherwise permitted under this Section 9.7 or (ii) such Restricted Subsidiary is inactive and has assets with a net book value of less than $100,000; or

         (d)  agree to do any of the foregoing.

To the extent Borrower or any Restricted Subsidiary engages in any transaction permitted under this Section 9.7 that causes Schedule 1.86 {Operating Subsidiaries} to be inaccurate, Borrower shall deliver to Agent a revised Schedule 1.86 {Operating Subsidiaries} accounting for such change within five (5) days after the consummation of such transaction.




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

    9.8 Encumbrances. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge, hypothec or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

         (a) the security interests and liens of Agent for itself and the benefit of Lenders;

         (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Restricted Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

         (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's or such Restricted Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Restricted Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

         (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property Related Interests which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or such Restricted Subsidiary as presently conducted thereon or materially impair the value of the Real Property Related Interests which may be subject thereto;

         (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on real estate in each case securing Indebtedness permitted under Section 9.9(b) so long as such security interests and mortgages do not apply to any property of Borrower or such Restricted Subsidiary other than Equipment or real estate so acquired, as the case may be;

         (f) pledges and deposits of cash by Borrower or any of its Restricted Subsidiaries after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower or such Restricted Subsidiary as of the date hereof;

         (g) liens securing the repayment obligations of any Restricted Subsidiary under its Intercompany Loans, which liens are subordinated, on terms and conditions acceptable to Agent, to the liens granted by such Restricted Subsidiary in favor of Agent to secure the Obligations;

         (h) the security interests and liens set forth on Schedule 9.8 hereto;

         (i) any lien existing on any property or asset prior to the acquisition thereof by Borrower or any Restricted Subsidiary; provided that
(x) such lien is not created in contemplation of or in connection with such acquisition, (y) such lien does not apply to any other property or assets of Borrower or any of its Restricted Subsidiaries and (z) such lien does not apply to accounts or inventory of Borrower or any Restricted Subsidiary unless Agent has received an intercreditor agreement, in form and substance satisfactory to Agent, from the applicable lien holder, governing, among other things, allocation and application of proceeds and restricting commingling of assets and proceeds;

         (j) pledges and deposits of cash to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (k) liens securing Refinancing Indebtedness permitted under
Section 9.9 hereof, but only to the extent that the Indebtedness so refinanced was secured, and only covering assets which secured the Indebtedness being refinanced; and


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

         (l) liens of mechanics, materialmen or repairmen arising in the ordinary course of business which are not delinquent for more than 60 days or which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been set aside on the books of Borrower or the applicable Restricted Subsidiary and, in any event, for which foreclosure or other similar proceedings with respect to any such lien have not commenced.

    9.9 Indebtedness. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or make any payments in respect of any Indebtedness, except for the following categories of Indebtedness and Permitted Payments in connection with such Indebtedness:

         (a)  the Obligations;

         (b) purchase money Indebtedness (including Capital Leases) incurred after the date hereof in an aggregate amount at any one time outstanding not to exceed $15,000,000 to the extent not incurred or secured by liens (including Capital Leases) in violation of any other provision of this Agreement including Section 9.8(e) hereof;

         (c) (i) Intercompany Loans existing on the date hereof and made after the date hereof by (A) Borrower to any Intermediate Holding Company or to any Operating Company or (B) any Intermediate Holding Company to any Operating Company and (ii) intercompany loans made by Parent to Borrower; provided, that in each case above, such Indebtedness shall be subject to the terms and conditions of the Affiliate Subordination Agreement;

         (d) the existing Indebtedness set forth on Schedule 9.9 hereto; provided, that, during the existence of a Trigger Event (or if a Trigger Event would otherwise result after giving effect to any action prohibited in the following clauses (i) and (ii)), (i) Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect immediately prior to such Trigger Event in a manner less favorable to the Borrower or such Restricted Subsidiary unless otherwise permitted by this Section 9.9, or (ii) redeem, retire (unless constituting a final scheduled payment), defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose. Borrower shall, and shall cause each of its Restricted Subsidiaries to, furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or any Restricted Subsidiary or on its or their behalf, promptly after the receipt thereof, or sent by Borrower or any Restricted Subsidiary or on its or their behalf, concurrently with the sending thereof, as the case may be;

         (e) Hedging Agreements of Borrower or any Restricted Subsidiary entered into in respect of Indebtedness permitted hereunder so long as the entering into of such Hedging Agreement are bona fide hedging activities for the purpose of mitigation risks to which Borrower and its Subsidiaries are exposed in the conduct of their business or the management of their liabilities;

         (f) Indebtedness incurred by virtue of an Acquisition after the date hereof of any Person which is assumed by Borrower or a Restricted Subsidiary or Indebtedness incurred by virtue of an Acquisition after the date hereof of any Person which becomes a Restricted Subsidiary after the date hereof, in either case, pursuant to an Acquisition, which Indebtedness in all such cases exists at the time of such Acquisition and is not created in contemplation of such event and where such Acquisition is permitted by this Agreement; provided that (i) recourse for any Indebtedness incurred pursuant to an Acquisition shall only be against the Person acquired pursuant to such Acquisition or the applicable Restricted Subsidiary which acquired assets pursuant to such Acquisition and (ii) during the existence of a Trigger Event (or if a Trigger Event would otherwise result after giving effect to any action prohibited in the following clauses (A) and
(B)), Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect immediately prior to such Trigger Event in a manner less favorable to the Borrower or such Restricted Subsidiary unless otherwise permitted by this Section 9.9, or (B) redeem, retire (unless constituting a final scheduled payment), defease, purchase or otherwise


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

acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose. Borrower shall, and shall cause each of its Restricted Subsidiaries to, furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or any Restricted Subsidiary or on its or their behalf, promptly after the receipt thereof, or sent by Borrower or any Restricted Subsidiary or on its or their behalf, concurrently with the sending thereof, as the case may be;

         (g) Indebtedness incurred by a Restricted Subsidiary pursuant to a merger, consolidation or amalgamation permitted under Section 9.7(a) hereof so long as such Indebtedness (i) exists at the time of such merger, consolidation or amalgamation and (ii) remains subject to the same restrictions prior to such merger, amalgamation or consolidation as imposed by this Section 9.9;

         (h) unsecured Indebtedness of Borrower or any Restricted Subsidiary incurred after the date hereof that is issued to a seller of assets or stock in connection with an Acquisition or investment permitted hereunder; provided that the agreements, documents or instruments evidencing such Indebtedness (i) subordinate such Indebtedness to the Obligations on terms and conditions that are no less favorable to Agent and the Lenders than those terms and conditions set forth in the form attached hereto as Exhibit F and (ii) have been copied and delivered to Agent for its records;

         (i) extensions, renewals or refinancings by Borrower or any Restricted Subsidiary of any Indebtedness permitted under this Section 9.9 so long as (i) such Indebtedness ("Refinancing Indebtedness") is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (ii) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations on terms not less favorable to the Lenders than the terms of the subordination provisions governing such Indebtedness being extended, renewed or refinanced, (iii) at the time of and after giving effect to such renewal or refinancing, no Event of Default shall have occurred and be continuing and (iv) the other terms and conditions of such Refinancing Indebtedness (including amortization, interest rates and fees) are no less favorable to Borrower or such Restricted Subsidiary, as applicable, than the Indebtedness being extended, renewed or refinanced;

         (j) Indebtedness of Borrower or any Restricted Subsidiary consisting of contingent reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof, in each case securing obligations not constituting Indebtedness for borrowed money and obtained in the ordinary course of business;

         (k) contingent liability of Borrower or any Restricted Subsidiary arising out of endorsements on checks and other negotiable instruments for deposit or collection in the ordinary course of business;

         (l) contingent liabilities incurred after the date hereof in respect of anyndemnification, adjustment of purchase price, earn-out, deferred compensation or similar obligations of Borrower or any Restricted
Subsidiary incurred in connection with any Acquisition; provided that recourse for any Indebtedness under this clause (l) shall only be against the Person acquired pursuant to such Acquisition or the applicable
Restricted Subsidiary which acquired assets pursuant to such Acquisition;

         (m) Indebtedness of Borrower or any Restricted Subsidiary incurred after the date hereof in respect of any stock appreciation rights, including the stock appreciation rights, "phantom" stock plans, non-competition agreements, redeemable preferred stock, subscription and stockholders agreements and other incentive and bonus plan and similar arrangements made in connection with an Acquisition by such Person or the retention of executives, officers or employees by such Person;

         (n) Indebtedness of Borrower or any Restricted Subsidiary in respect of capital and operating leases incurred in connection with sale and lease back transactions permitted under Section 9.7(b)(iv); and

         (o) other unsecured Indebtedness incurred after the date hereof and not otherwise permitted hereunder in an aggregate principal amount not exceeding $5,000,000 at any one time outstanding; provided that at the time of and after giving effect to such incurrence of Indebtedness no Event of Default shall have occurred and be continuing.


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    9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

         (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

         (b) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Agent, payable to the order of the Borrower or any Restricted Subsidiary or to bearer and delivered to Agent, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Agent, Borrower shall, and shall cause each of its Restricted Subsidiaries to, take such actions as are deemed necessary by Agent to perfect the security interest of Agent in such investments;

         (c)  Intercompany Loans permitted under Section 9.9 hereof;

         (d) Borrower may make other investments in Persons (other than investments in Restricted Subsidiaries unless pursuant to an Acquisition or an Intercompany Loan permitted under Section 9.9 hereof); provided that at the time of making such investment (i) no Trigger Event exists or would result from making the proposed investment, (ii) if the investment involves an Acquisition then the following conditions shall also apply: (A) Borrower shall deliver to Agent a certificate signed by an authorized officer of Borrower describing the Acquisition, (B) if the Acquisition is of a Person, then Borrower shall state in such certificate whether it intends such Person to be an Operating Company, a Restricted Subsidiary (other than an Operating Company) or a Non-Restricted Subsidiary, (C) if Borrower intends for such acquired Person to be an Operating Company or if Borrower intends that the acquired assets (in the case of an asset Acquisition) be included in the Borrowing Base, then Borrower must obtain the prior written approval of Agent (which approval shall be based on, among other things, satisfactory results of such field examinations, audits, appraisals and other due diligence as Agent shall require) and (D) in the event the Acquisition consists of an acquisition of assets or of a Person designated as a Restricted Subsidiary, then Borrower shall, and shall cause such Restricted Subsidiary (and any other applicable Restricted Subsidiary) to, execute such guarantees, security agreements, pledge agreements and other agreements, documents and instruments as Agent shall require in form and substance satisfactory to Agent, to further secure the Obligations and
(iii) if the investment involves the formation of a direct Subsidiary of Borrower which Subsidiary proposes to make an Acquisition of a Person to be designated as a Restricted Subsidiary or an Acquisition of assets to be included in the Borrowing Base, then such Subsidiary shall be designated by Borrower as a Restricted Subsidiary and Borrower shall, and shall cause such newly designated Restricted Subsidiary to, execute such guarantees, security agreements, pledge agreements and other agreements, documents and instruments as Agent shall require in form and substance satisfactory to Agent, to further secure the Obligations; and

         (e) Any Restricted Subsidiary may (i) make an Acquisition of assets or an Acquisition of a Person to be designated as a Restricted Subsidiary; provided that at the time of making such Acquisition (A) no Trigger Event exists or would result from making the proposed Acquisition, (B) Agent receives, on the day such Acquisition is made, a certificate signed by an authorized officer of the Restricted Subsidiary making the Acquisition describing the Acquisition, (C) if the Acquisition is of a Person, then such certificate shall state whether it intends such Person to be an Operating Company or a Restricted Subsidiary (other than an Operating Company), (D) if such acquired Person is to be an Operating Company or if it is intended that the acquired assets (in the case of an asset Acquisition) be included in the Borrowing Base, then Borrower and such Restricted Subsidiary must obtain the prior written approval of Agent
(which approval shall be based on, among other things, satisfactory results of such field examinations, audits, appraisals and other due diligence as


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Agent shall require) and (E) in the event the Acquisition consists of an acquisition of assets or of a Person designated as a Restricted Subsidiary, then Borrower shall cause such Restricted Subsidiary (and any other applicable Restricted Subsidiary) to execute such guarantees, security agreements, pledge agreements and execute, or cause to be executed and/or delivered, other agreements, documents and instruments as Agent shall require in form and substance satisfactory to Agent, to further secure the Obligations and (ii) form a direct Subsidiary of such Restricted Subsidiary for the purpose of making an Acquisition described in clause (i) above; provided that at the time of forming such Subsidiary, (A) such Subsidiary shall be designated as a Restricted Subsidiary hereunder and Borrower shall cause such newly designated Restricted Subsidiary (and any other applicable Restricted Subsidiary) to execute such guarantees, security agreements, pledge agreements and execute, or cause to be executed and/or delivered, other agreements, documents and instruments as Agent shall require in form and substance satisfactory to Agent to further secure the Obligations.

To the extent Borrower or any Restricted Subsidiary engages in any transaction under this Section 9.10 that causes Schedule 1.86 {Operating Subsidiaries} to be inaccurate, Borrower shall deliver to Agent a revised
Schedule 1.86 {Operating Subsidiaries} accounting for such change within five (5) days after the consummation of such transaction.

    9.11 Dividends and Redemptions. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, during the existence of a Trigger Event (or if a Trigger Event would result after giving to any of the foregoing), declare or pay any dividends except for Permitted Dividends on account of any shares of class of Capital Stock of Borrower or any Restricted Subsidiary now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than Capital Stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing except that notwithstanding the existence of a Trigger Event: (a) any Restricted Subsidiary may make dividends to Borrower, (b) any Restricted Subsidiary of an Operating Company may make dividends to an Operating Company and (c) any Operating Company may make dividends to an Intermediate Holdings Company so long as such Intermediate Holdings Company immediately dividends such amounts to Borrower.

    9.12 Transactions with Affiliates; Management Fees. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly,

         (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other Affiliate of Borrower or such Restricted Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Restricted Subsidiary's business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower or such Restricted
Subsidiary than Borrower or such Restricted Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated person; or

         (b) incur, or make any payments in respect of, obligations (whether by dividend, loan or otherwise) consisting of management, consulting or other fees for management or similar services, or incur, or make any payments in respect of, any Indebtedness owing to any Affiliate of Borrower or such Restricted Subsidiary, except (i) in respect of obligations permitted under Sections 9.9(c), 9.9(d), 9.9(f), 9.9(g), 9.9(h), 9.9(l), 9.9(m), 9.10 and
9.11 hereof, (ii) reasonable compensation to officers, employees and directors for services rendered to Borrower or such Restricted Subsidiary in the ordinary course of business, (iii) in respect of Professional Agreements set forth on Schedule 9.12 and Permitted Payments thereunder; provided, that if any Professional Agreement is between Affiliates of Parent or between an Affiliate of Parent and Parent, then such Professional Agreement shall be further subject to the Affiliate Subordination Agreement and (iv) indemnification payments to directors of Borrower or any Restricted Subsidiary under any indemnification arrangement so long as (A) no Event of Default under Section 10.1(a) exists and (B) the aggregate amount of such indemnification payments made in any fiscal year of Borrower does not exceed $1,000,000 in excess of any reimbursements made in connection with director and officer insurance policies. Borrower or any Restricted Subsidiary may enter into additional Professional Agreements from time to time so long as (i) no Trigger Event exists or would result from the consummation of such transaction, (ii) such Professional
Agreements are entered into in connection with an Acquisition permitted hereunder and (iii) Borrower delivers to Agent a revised Schedule 9.12 {Professional Agreements} accounting for such new Professional Agreement within five (5) days after the execution of such Professional Agreement.



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    9.13 Additional Bank Accounts. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Depository Accounts and the Concentration Account and the accounts set forth in
Schedule 8.10 hereto, except: (a) as to any new or additional Depository Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish, (b) as to any accounts used by Borrower or any of its Restricted Subsidiaries to make payments of payroll and (c) petty cash accounts not to exceed a balance of $1,000,000 in the aggregate for Borrower and all Restricted Subsidiaries.

    9.14  Compliance with ERISA and Operation of Canadian Pension Plans.

         (a) Borrower shall, and shall cause each of its ERISA Affiliates, to:
(i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, other Federal and State law and their foreign equivalents to the extent applicable; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA;
(v) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (vii) allow or suffer to exist any occurrence of any event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

         (b) With respect to any Canadian Pension Plan maintained by any Credit Party: (i) such Credit Party shall administer such Canadian Pension Plan in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation; (ii) such Credit Party shall deliver to Agent an undertaking of the funding agent for such Canadian Pension Plan stating that the funding agent will notify Agent within seven
(7) days of such Credit Party's failure to make any required contribution to such Canadian Pension Plan; (iii) such Credit Party shall not accept payment of any amount from such Canadian Pension Plan without the prior written consent of Agent; (iv) without the prior written consent of Agent, such Credit Party shall not terminate, or cause to be terminated, such Canadian Pension Plan if such plan would have a solvency deficiency on termination; (v) such Credit Party shall promptly provide Agent with any documentation relating to such Canadian Pension Plan as Agent may reasonably request; (vi) such Credit Party shall notify Agent within thirty
(30) days of (A) a material increase in the liabilities of such Canadian Pension Plan, (B) the establishment of a new registered pension plan, (C) commencing payment of contributions to such Canadian Pension Plan to which such Credit Party had not previously been contributing.

    9.15 End of Fiscal Years; Fiscal Quarters. Borrower shall, and shall cause each of its Restricted Subsidiaries to, for financial reporting purposes, cause its (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

    9.16 Change in Business. Borrower shall not permit any of its Restricted Subsidiaries to engage in any business other than the business of such Restricted Subsidiary on the date hereof or on the date of designation as a Restricted Subsidiary and any business reasonably related, ancillary or complimentary to the business in which such Restricted Subsidiary is engaged on the date hereof or on the date of designation as a Restricted Subsidiary.

    9.17 No Amendments. During the existence of a Trigger Event, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend or otherwise modify, or waive any rights under, (i) such Person's articles or certificate of incorporation and by bylaws, (ii) the Tax Sharing Agreement;
(iii) the Professional Agreements or (iv) any other document, agreement or instrument evidencing obligations under Professional Agreements and those categories of Indebtedness, in each case as described in clauses (a), (b) and (c) of the definition of "Permitted Payments," if in any case, such amendment, modification or waiver could reasonably be expected to be adverse to the interest of the Lenders.


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    9.18 Pre-Tax Net Income. At any time that a Trigger Event exists, Borrower shall at the end of each month (including as of the end of the month immediately prior thereto) have cumulative Pre-Tax Net Income from the period beginning January 1 of such year through the end of such month of at least the following amounts for the following periods:

         Period beginning January 1 of such year        Cumulative
         and ending on the last day of:......       Pre-Tax Net Income:
         -----------------------------------------   ------------------
         January                                     $  (750,000)
         February                                    $  (1,500,000)
         March                                       $  (750,000)
         April                                       $  (0)
         May                                         $  1,000,000
         June                                        $  2,000,000
         July                                        $  3,000,000
         August                                      $  4,000,000
         September                                   $  5,000,000
         October                                     $  6,000,000
         November                                    $  7,000,000
         December                                    $  8,000,000

    9.19 Fixed Charge Coverage Ratio. At any time that a Trigger Event exists, Borrower shall at all times (including as of the end of the month immediately prior thereto) have and shall maintain a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.0 to 1.0.

    9.20 Costs and Expenses. Borrower shall pay to Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code and PPSA financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Depository Accounts and Concentration Account, together with Agent's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses, costs and customary administrative charges heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower's or any Restricted Subsidiary's operations, plus, during the existence of an Event of Default, a per diem charge at the rate of $750 per person per day for Agent's examiners in the field and office provided, that so long as no Trigger Event exists, Agent has the right to elect to perform periodic field examinations pursuant to Section 7.7 hereof three times in any fiscal year of Borrower (excluding any examinations done prior to the date hereof); and (g) the fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing; provided that no such fees and disbursements of counsel (including legal assistants) to any Lender (unless acting in the capacity as "Agent" hereunder) shall be payable by Borrower unless (i) an Event of Default exists, (ii) pursuant to clause (c) above or (iii) in defense of claims made or threatened pursuant to clause (e) above.

    9.21 Applications under CCAA. Borrower acknowledges that its and each Restricted Subsidiary's business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors. Borrower agrees that it shall not file or permit any other Credit Party to file any plan of arrangement under the Companies' Creditors Arrangement Act (Canada) ("CCAA Plan") which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor of Borrower or any Restricted Subsidiary for the purposes of such CCAA Plan or otherwise.


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    9.22 Material Adverse Effect. If at any time, (a) any representation or warranty set forth in this Agreement would be deemed to be false or misleading in any material respect, (b) Borrower would be deemed to have failed to perform any of the covenants set forth in this Agreement or (c) any condition to the making of Loans set forth in Section 4.2 hereof would not be deemed to be satisfied, in each case because a "Material Adverse Effect," as set forth in such applicable provision but as defined below, then exists, Borrower shall deliver to Agent a written description of such Material Adverse Effect (as defined below) and the events or occurrences relating thereto no later than five (5) days after any Credit Party knew or should have known of the occurrence thereof. As used in this Section 9.22, the term "Material Adverse Effect" shall mean a material adverse effect on
(a) the financial condition, business, performance or operations of any Credit Party, or (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value taken as a whole; (e) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements; (f) the ability of any Credit Party to perform its obligations under any of the Financing Agreements to which it is a party; or (g) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the material rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

    9.23 Further Assurances. At the request of Agent at any time and from time to time, Borrower shall, and shall cause each of its Restricted
Subsidiaries to, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit
Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Agent to execute and file one or more UCC and PPSA financing statements signed only by Agent or Agent's representative.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES
             ------------------------------
    10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

         (a) Borrower or any Obligor fails to pay when due any of the Obligations;

         (b) any representation, warranty or statement of fact made by Borrower or any Obligor to Agent or any Lender in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

         (c) (i) a default shall be made in the due observance, performance or compliance with any term, covenant, condition or provision set forth in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.15, 9.16, 9.17, 9.18, 9.19,
9.21 or 9.22 of this Agreement, (ii) a default shall be made in the due performance or compliance with any term, covenant, condition or provision set forth in Sections 9.2, 9.5 or 9.6 of this Agreement and such default under this clause (ii) shall continue unremedied for a period of 10 days following the earlier to occur of a written notice thereof from Agent or the date Borrower or any Restricted Subsidiary knew or should have known of such default and/or (iii) a default shall be made in the due performance or compliance with any term, covenant, condition or provision set forth in any Financing Agreement (other than those specified in Sections 10.1(a), (b),
(c)(i) and (c)(ii) above) and such default under this clause (iii) shall continue unremedied for a period of 30 days following the earlier to occur of written notice thereof from Agent or the date any Credit Party knew or should have known of such default.


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         (d) any judgment for the payment of money is rendered against (i)
Parent in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate with all other outstanding judgments and/or (ii) Borrower or any Restricted Party in excess of $1,000,000 in any one case or in excess of $2,500,000 in the aggregate with all other outstanding judgments and in each case shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor (other than Parent) or any of their assets that is not effectively stayed;

         (e) Borrower or any Obligor dissolves or suspends or discontinues doing business unless permitted by Section 9.7(c);

         (f) Borrower or any Obligor (with assets having a net book value of at least $100,000) becomes insolvent (however defined or evidenced) makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or sale or calls a meeting of its principal creditors;

         (g) a petition, case or proceeding under the bankruptcy laws of Canada or the United States of America or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

         (h) a petition, case or proceeding under the bankruptcy laws of Canada or the United States of America or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower or any Obligor or for all or any part of its property including, without limitation, if any Credit Party shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets; (ii) be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy; (iii) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or (iv) take any corporate action for the purpose of effecting any of the foregoing; or

         (i) (i) any default by Parent under any Bond Document, (ii) any payment default by Borrower or any Restricted Subsidiary under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Agent or any Lender (in such capacity), or any obligations under Capital Leases, contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agent or any Lender (in such capacity), in any case in an amount in excess of $1,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, (iii) any non-payment default by Borrower or any Restricted Subsidiary under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Agent or any Lender (in such capacity), or any obligations under Capital Leases, contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agent or any Lender (in such capacity), in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto or (iv) any default by Borrower or any Restricted Subsidiary under any Material Contract if the effect of any such default under this clause (iv) is to cause the obligations or liabilities under such Material Contract to become due prior to its stated maturity or cause any other party to any such Material Contract to commence enforcement proceedings against Borrower or any Restricted Subsidiary and, in each case under this clause (iv) if the effect thereof would cause a Material Adverse Effect;


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         (j) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower or any Obligor in an aggregate amount in excess of $1,000,000 or any other event or condition exists with respect to a Plan or Multiemployer Plan or with respect to any ERISA Affiliate that could reasonably be expected to result in liability of Borrower or any Obligor in an amount in excess of $1,000,000;

         (k) any Change of Control;

         (l) the indictment of Borrower or any Restricted Subsidiary under any criminal statute, or commencement of criminal or civil proceedings against Borrower or any Restricted Subsidiary, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of the property of Borrower or such Obligor; or

         (m) a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section or any other Person in respect of any Canadian Guarantor of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any other Person in respect of any Canadian Guarantor or otherwise issued in respect of any Canadian Guarantor in connection with any tax claim against any Canadian Guarantor in the amount of at least $1,000,000.

    10.2  Remedies.

         (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

         (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of any or all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower or any Obligor, at Borrower's expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or
(vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.


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


         (c) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower hereby grants to Agent, and shall cause each of its Restricted Subsidiaries to grant to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Restricted Subsidiary, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower or any of its Restricted Subsidiaries, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, provided, that, such license shall terminate on the date that Agent and Lenders have received final payment and satisfaction in full of all of the Obligations in immediately available funds and this Agreement has been terminated.

         (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default, Agent and Lenders may, at Agent's option, and upon the direction of the Required Lenders, Agent and Lenders shall, without notice, (i) cease making Revolving Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Revolving Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrower.

         (e) Upon the occurrence of an Event of Default, Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Agent to be a receiver (the "Receiver") which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Agent, and Agent shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, its employees or agents. Except as otherwise directed by Agent, all money received by such Receiver shall be received in trust for and paid to Agent. Such Receiver shall have all of the powers and rights of Agent described in this Section 10. Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

         (f) Borrower shall pay all costs, charges and expenses incurred by Agent or any Receiver or any nominee or agent of Agent or any Receiver, whether directly or for services rendered (including, without limitation, solicitor's costs on a solicitor and his own client basis, auditor's costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.



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SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
             ------------------------------------------------------------
         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

         (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (unless otherwise indicated therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

         (b) Borrower, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of the State of Illinois in Cook County and the United States District Court for the Northern District of Illinois, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Borrower or any Obligor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or any Obligor or its or their property).

         (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature page hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails or, at Agent's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Agent against Borrower for the amount of the claim and other relief requested.

         (d) BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES
HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING
AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE
WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR ANY
LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH
ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         (e) Agent and Lenders shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

    11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.


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    11.3     Amendments and Waivers.

         (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Agreement, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Required Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.

         (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that (i) increases the percentage advance rates set forth in the definition of "Borrowing Base", makes less restrictive the nondiscretionary criteria for exclusion from "Eligible Accounts" and "Eligible Inventory" set forth in the definitions of such terms, or (iii) amends Section 12.8 hereof shall be effective unless the same shall be in writing and signed by Agent, Required Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 4.2 to the making of any Revolving Loan or the incurrence of any Letter of Credit Accommodation shall be effective unless the same shall be in writing and signed by Agent, Required Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Loans or the incurrence of Letter of Credit Accommodations set forth in Section 4.2 unless the same shall be in writing and signed by Agent, Required Lenders and Borrower.

         (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment over the amount then in effect; (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan or Letter of Credit Accommodations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or fees as to any affected Lender; (v) release any Obligor except as otherwise permitted herein (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section
11.3 or the definition of the term "Required Lenders" insofar as such definition affects the substance of this Section 11.3; and (viii) permit the assignment or transfer by Borrower of any of its right and obligations hereunder (which action shall be deemed to directly affect all Lenders).

         (d) No amendment, modification, termination or waiver shall, unless otherwise permitted by this Agreement or unless consented to in writing and signed by Agent and the Required Lenders, release, or permit Borrower or any Obligor to sell or otherwise dispose of, any Collateral.

         (e) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

         (f) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

    11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto. Notwithstanding any provision herein to the contrary, nothing shall prevent the assertion of any claim by Borrower by separate action, suit or compulsory counterclaim or shall constitute a waiver by Borrower of any such claim or right.


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    11.5 Indemnification. Borrower shall indemnify and hold Agent and each
Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel unless it is determined that any such losses, claims, damages, liabilities, costs or expenses were the result of acts or omissions by Agent, any Lender or any of their directors, agents, employees or counsel which constituted gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.  THE AGENT
             ---------
    12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Agent; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

    12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.


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    12.3  Events of Default.

         (a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Revolving Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Revolving Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

         (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

    12.4 Congress in its Individual Capacity. With respect to any Commitment it may make and any Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), if and to the extent that Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Restricted Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from Borrower and any of its Restricted Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

    12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.


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    12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Agent will use reasonable efforts to provide
Lenders with any information received by Agent from Borrower or any Obligor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor that may come into the possession of Agent.

    12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

    12.8 Additional Loans. Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base of Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing
Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations to Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base shall not exceed the amount equal to $11,000,000 outstanding at any time less the then outstanding amount of any Special Agent Advances and shall not cause the total principal amount of the Revolving Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) without the consent of all Lenders, Agent shall not make any such additional Revolving Loans or Letter of Credit Accommodations more than sixty (60) days from the date of the first such additional Revolving Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations provided that Agent is acting in accordance with the terms of this Section 12.8.

    12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders or all Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or any category of Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.


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    12.10  Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

         (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and weekly report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports") and Borrower hereby consents to the distribution of such Reports;

         (b) expressly agrees and acknowledges that Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report;

         (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and the Restricted Subsidiaries and will rely significantly upon Borrower's and the Restricted Subsidiaries' books and records, as well as on representations of Borrower's and the Restricted Subsidiaries' personnel; and

         (d) agrees to keep all Reports confidential and strictly for its internal use and not to distribute or use any Report in any other manner.

    12.11  Collateral Matters.

         (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Revolving Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances
("Special Agent Advances") which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed the amount equal to $11,000,000 in the aggregate outstanding at any time less the then outstanding Revolving Loans under
Section 12.8 hereof) or (ii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent
Advances shall not constitute Loans but shall otherwise constitute
Obligations hereunder. Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest
Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

         (b) Lenders hereby irrevocably authorize Agent, to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under
Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent and Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower or any Obligor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) if approved, authorized or ratified in writing by the applicable Lenders pursuant to Section 11.3(d) hereof. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all the applicable Lenders pursuant to Section 11.3(d) hereof.


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         (c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section and in Section 11.3(d) hereof. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above and in Section 11.3(d) hereof; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower or any Obligor in respect of) the Collateral retained by Borrower or such Obligor.

         (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

    12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with the PPSA and Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

    12.13 Successor Agent. Agent may resign at any time by giving not less than 30 days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United
States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Required Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.
Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.


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SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS
             --------------------------------
     13.1  Term.

         (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the "Maturity Date") and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. In addition, Agent or the Required Lenders or Borrower may, at any time terminate this Agreement and the other Financing Agreements effective on the Maturity Date or on the anniversary of the Maturity Date in any year by giving to the other parties at least sixty (60) days' prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent from loss, cost, damage or expense, including attorneys' fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago time.

         (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower or any Obligor of their respective duties, obligations and covenants under this Agreement or the other
Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.
Accordingly, Borrower waives any rights it may have under Section 9-404 of the UCC (or any replacement section) and any similar provision under the PPSA to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds.

         (c) If for any reason this Agreement is terminated prior to the Maturity Date or the end of the then current renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and Lender's lost profits as a result thereof, Borrower agrees to pay to Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount of (i) three-quarters of one percent (0.75%) of the Maximum Credit if such termination is effective at any time from the date hereof to and including the first anniversary of the date hereof, (ii) one-half of one percent (0.5%) of the Maximum Credit if such termination is effective at any time after the first anniversary of the date hereof to and including the second anniversary of the date hereof or (iii) one-quarter of one percent (0.25%) of the Maximum Credit if such termination is effective at any time after the second anniversary of the date hereof to and including the third anniversary of the date hereof. Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any similar legislation in any jurisdiction. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

         (d) Notwithstanding anything to the contrary contained in Section 13.1(c) above, in the event of the termination of this Agreement by Borrower prior to the Maturity Date and the full and final repayment of all of the Obligations and the receipt by Agent and Lenders of cash collateral to secure the Letter of Credit Accommodations with the proceeds of initial loans and advances to Borrower pursuant to a revolving credit facility

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

provided by First Union National Bank or its Affiliates to Borrower to replace the financing arrangements provided for herein, Borrower shall not be required to pay the early termination fee provided for in Section 13.1(c) above. In addition, if any credit facility is entered into by Borrower with a lender or group of lenders to replace the financing arrangements provided for herein within one hundred twenty (120) days after the date hereof, Borrower shall not be required to pay the early termination fee provided for in Section 13.1(c) above.

    13.2  Interpretative Provisions.

         (a) All terms used herein which are defined in Article 1, Article 8 or
Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

         (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

         (c) All references to Borrower, or any other Credit Party, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

         (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         (e) The word "including" when used in this Agreement shall mean "including, without limitation".

         (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

         (g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof.

         (h) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

         (i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

         (j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         (k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

         (l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent's or any Lender's involvement in their preparation.

         (m)  The term $ means lawful money of the United States of America.


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    13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

      If to Borrower or any Obligor:     JII, Inc.
                                         Arbor Lake Centre
                                         Suite 550
                                         1751 Lake Cook Road
                                         Deerfield, Illinois  60015
                                         Attention:  Gordon L. Nelson, Jr.
                                         Telephone No.: (847) 267-4436
                                         Telecopy No.:  (847) 267-3470

      with a copy to:                    Jordan Industries, Inc.
                                         850 N. Michigan Ave.
                                         Suite 4020
                                         Chicago, Illinois  60611
                                         Attention: John W. Jordan II
                                         Telephone No.: (312) 573-6405
                                         Telecopy No.:  (312) 573-0457

                                         and

                                         Mayer, Brown & Platt
                                         1675 Broadway
                                         New York, New York 10019
                                         Attention:  James B. Carlson
                                         Telephone No.:  (212) 506-2515
                                         Telecopy No.:  (212) 849-5575

                                                           and

                                         Steven L. Rist
                                         Sonnenschein, Nath & Rosenthal
                                         4520 Main Street, Suite 1100
                                         Kansas City, MO  64111
                                         Telephone No.:  (816) 932-4645
                                         Telecopy No.:  (816) 460-2652

      If to Agent:                       Congress Financial Corporation
                                         150 S. Wacker Drive
                                         Chicago, Illinois  60606
                                         Attention:  William H. Bloom
                                         Telephone No.:  (312) 332-0420
                                         Telecopy No.:  (312) 332-0424

      with a copy to:                    Latham & Watkins
                                         5800 Sears Tower
                                         Chicago, Illinois  60606
                                         Attention:  Donald Schwartz
                                         Telephone No.:  (312) 876-7700
                                         Telecopy No.:   (312) 993-9767

    13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

    13.5     Confidentiality

         (a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, the "Information" (as defined below) and all copies thereof, extracts therefrom and analysis or other material based thereon, provided, that, nothing contained herein shall limit the disclosure of any such Information: (i) to the extent required by statute, rule, regulation, subpoena or court order,
(ii) to bank examiners and other regulators, auditors and/or accountants,
(iii) in connection with any litigation to which Agent or Lender is a party, (iv) to any assignee or participant (or prospective assignee or


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participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 13.5, or (v) to counsel for Agent or any Lender or any participant or assignee (or prospective participant or assignee). For purposes of this Section 13.5, "Information" shall mean all non-public financial statements, certificates, reports and information (including all analyses, compilations and studies prepared by Agent or any Lender based on any of the foregoing) which are received from any Credit Party which relates to any Credit Party, a shareholder of any Credit Party or any of their Subsidiaries or any employee, customer or supplier of Parent or any of its Subsidiaries, other than which were available to Agent or any Lender on a non-confidential basis prior to its Subsidiaries and which are, in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential.

         (b) In no event shall this Section 13.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of Information that has been or is made public by Borrower or any third party without breach of this Section 13.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of Information that was or becomes available to Agent or any Lender on a non-confidential basis from a person other than Borrower, (iii) require Agent or any Lender to return any materials furnished by Borrower to Agent or any Lender or
(iv) prevent Agent or any Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and each Lender under this Section 13.5 shall supersede and replace the obligations of Agent and each Lender under any confidentiality letter signed prior to the date hereof.

    13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, the applicable Credit Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

    13.7  Assignments; Participations.

         (a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements to (A) its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or (B) one or more Lenders or (C) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (ii) assign all or a portion of its rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that,
(A) the consent of Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, (B) if such Eligible Transferee is not a bank, Agent shall receive a


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representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an "insurance company general account," as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) ("PTCE 95-60), and, as of the date of the assignment, there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee and (C) such transfer or assignment will not be effective until recorded by the Agent on the Register. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in Section 4975(e)(1) of the Code.

         (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, any Obligor, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. In the event that any Lender assigns or otherwise transfers all or any part of the Obligations, Agent shall so notify Borrower and Borrower shall, upon the request of the Agent, execute new promissory notes in exchange for the promissory notes of such assigning Lender, if any.

         (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their Restricted Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time,



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continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrower or any Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

         (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements
(the Participant's rights against such Lender in respect of such participation (including rights in connection with increased costs pursuant to Section 2.3 hereof) to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation; provided, that the Borrower shall not be required to reimburse any Participant pursuant to the increased cost provisions of Section 2.3 or the tax provisions of Section 6.10 in any amount which exceeds the amount that would have been payable under such provisions to such Lender had such Lender not sold such participation, and
(iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an "insurance company general account, " as such term is defined in the "PTCE 95-60", and, as of the date of the transfer there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in Section 4975(e)(1) of the Code.

         (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

         (g) Borrower shall, and shall cause each of its Restricted Subsidiaries to, assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and any other Credit Party and their affairs (excluding descriptions of Parent's Subsidiaries other than Borrower and the Restricted Subsidiaries) provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

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

    13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

    13.9 Counterparts. This Agreement, the other Financing Agreements and any amendments, waivers, consents or supplements may be executed via facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.

    13.10 Judgment Currency. To the extent permitted by applicable law, the obligations of Borrower in respect of any amount due under this Agreement or the other Financing Agreements shall, notwithstanding any payment in any other currency (the "Other Currency") (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the "Agreed Currency") that Agent or any Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent or such Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

                          [Signature Page Follows]


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         IN WITNESS WHEREOF, Agent, Lenders and Borrower have caused this
Loan and Security Agreement to be duly executed as of the day and year first above written.

AGENT                                                        BORROWER

CONGRESS FINANCIAL CORPORATION (CENTRAL), as Agent           JII, INC.


By:__________________________________      By:_______________________________


Title:_______________________________      By:________________________________



LENDERS

FIRST UNION NATIONAL BANK


By:
   ---------------------------------

Title:
      ------------------------------



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